UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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NVIDIA CORPORATION
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PRELIMINARY COPY - SUBJECT TO COMPLETION
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date and time:	Thursday, June 3, 2021 at 11:00 a.m. Pacific Daylight Time

Location:	Virtually at www.virtualshareholdermeeting.com/NVIDIA2021
Items of business:

•Election of thirteen directors nominated by the Board of Directors
•Advisory approval of our executive compensation
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2022
•Approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares

Transaction of other business properly brought before the meeting

Record date:	You can attend and vote at the annual meeting if you were a stockholder of record at the close of business on April 5, 2021.

Stockholder list:
A list of stockholders entitled to vote at the close of business on the April 5, 2021 record date will be available during the entire time of the annual meeting at www.virtualshareholdermeeting.com/NVIDIA2021 and electronically for 10 days prior to the annual meeting to registered stockholders for any legally valid purpose related to the annual meeting. For access to the stockholder list, please contact us at shareholdermeeting@nvidia.com.

Virtual meeting admission:	We will be holding our annual meeting virtually at www.virtualshareholdermeeting.com/NVIDIA2021. To participate in the annual meeting, you will need the control number included on your notice of proxy materials or printed proxy card.

Pre-meeting forum:	To more effectively communicate with our stockholders in connection with the annual meeting, we have established a pre-meeting forum located at www.proxyvote.com where you can submit advance questions to us.
Your vote is very important. Whether or not you plan to attend the virtual annual meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the virtual annual meeting, you may vote via the Internet, by telephone or, if you have elected to receive a paper proxy card in the mail, by mailing the completed proxy card.
Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 3, 2021. This Notice, our Proxy Statement, our Annual Report on Form 10-K, and our Annual Review are available at www.nvidia.com/proxy.
By Order of the Board of Directors

Timothy S. Teter
Secretary
2788 San Tomas Expressway, Santa Clara, California 95051
April , 2021

PAGE
DEFINITIONS	1
PROXY SUMMARY	2
PROXY STATEMENT	7
Information About the Meeting	7
Proposal 1—Election of Directors	11
Director Qualifications and Nomination of Directors	12
Our Director Nominees	15
Information About the Board of Directors and Corporate Governance	28
Independence of the Members of the Board of Directors	28
Board Leadership Structure	28
Role of the Board in Risk Oversight	28
Corporate Governance Policies of the Board of Directors	29
Stockholder Communications with the Board of Directors	30
Majority Vote Standard	30
Board Meeting Information	31
Committees of the Board of Directors	31
Environmental, Social and Corporate Governance	33
Director Compensation	36
Review of Transactions with Related Persons	39
Security Ownership of Certain Beneficial Owners and Management	40
Proposal 2—Approval of Executive Compensation	42
Executive Compensation	43
Compensation Discussion and Analysis	43
Risk Analysis of Our Compensation Plans	53
Summary Compensation Table for Fiscal 2021, 2020, and 2019	54
Grants of Plan-Based Awards for Fiscal 2021	55
Outstanding Equity Awards as of January 31, 2021	56
Option Exercises and Stock Vested in Fiscal 2021	58
Employment, Severance and Change-in-Control Arrangements	58
Potential Payments Upon Termination or Change-in-Control	59
Pay Ratio	60
Compensation Committee Interlocks and Insider Participation	60
Compensation Committee Report	60
Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2022	61
Fees Billed by the Independent Registered Public Accounting Firm	62
Report of the Audit Committee of the Board of Directors	63
Proposal 4—Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 2 Billion Shares to 4 Billion Shares	64
Equity Compensation Plan Information	66
Additional Information	66
Delinquent Section 16(a) Reports	66
Other Matters	67
APPENDIX A—Certificate of Amendment of Amended and Restated Certificate of Incorporation	A-1
This Proxy Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current facts, including statements regarding our environmental, social and corporate governance plans and goals, made in this document are forward-looking. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “goal,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. Actual results could differ materially for a variety of reasons. Risks and uncertainties that could cause our actual results to differ significantly from management’s expectations are described in our Annual Report on Form 10-K for the fiscal year ended January 31, 2021.

DEFINITIONS

2007 Plan	NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan
2012 ESPP	NVIDIA Corporation Amended and Restated 2012 Employee Stock Purchase Plan
AC	Audit Committee of the Board
Base Operating Plan	Performance goal necessary to earn the target award under the Variable Cash Plan and for the target number of SY PSUs to become eligible to vest
Board	The Company’s Board of Directors
CC	Compensation Committee of the Board
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	The Company’s Amended and Restated Certificate of Incorporation
Company	NVIDIA Corporation, a Delaware corporation
Control Number	Identification number for each stockholder included in Notice or proxy card
ESG	Environmental, social and corporate governance
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
Fiscal 20__	The Company’s fiscal year ended on the last Sunday in January of the stated year
Form 10-K	The Company’s Annual Report on Form 10-K for Fiscal 2021 filed with the SEC on February 26, 2021
GAAP	Generally accepted accounting principles
Internal Revenue Code	U.S. Internal Revenue Code of 1986, as amended
Lead Director	Lead independent director
Meeting	Annual Meeting of Stockholders
MY PSUs	Multi-year PSUs with a three-year performance metric
Nasdaq	The Nasdaq Stock Market LLC
NCGC	Nominating and Corporate Governance Committee of the Board
NEOs	Named Executive Officers consisting of our CEO, our CFO, and our other three most highly compensated executive officers as of the end of Fiscal 2021
Non-GAAP Operating Income	GAAP operating income, as the Company reports in its respective earnings materials, excluding stock-based compensation expense, acquisition-related costs, legal settlement costs and other costs
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
PSU	Performance stock unit
PwC	PricewaterhouseCoopers LLP
RSU	Restricted stock unit
S&P 500	Standard & Poor’s 500 Composite Index
SEC	U.S. Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
Stretch	Performance goal necessary for the maximum number of MY PSUs to become eligible to vest
Stretch Operating Plan	Performance goal necessary to earn the maximum award under the Variable Cash Plan and for the maximum number of SY PSUs to become eligible to vest
SY PSUs	PSUs with a single-year performance metric, vesting over four years
Target	Performance goal necessary for the target number of MY PSUs to become eligible to vest
Threshold	Minimum performance goal necessary to earn an award under the Variable Cash Plan and for SY PSUs and MY PSUs to become eligible to vest
TSR	Total shareholder return
Variable Cash Plan	The Company’s variable cash compensation plan

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PROXY SUMMARY
This summary highlights information contained elsewhere in the proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.
2021 Annual Meeting of Stockholders

Date and time:	Thursday, June 3, 2021 at 11:00 a.m. Pacific Daylight Time
Location:	Virtually at www.virtualshareholdermeeting.com/NVIDIA2021
Record date:	Stockholders as of April 5, 2021 are entitled to vote
Admission to meeting:	You will need your Control Number to attend the 2021 Meeting
Voting Matters and Board Recommendations
A summary of the 2021 Meeting proposals is below. Every stockholder’s vote is important. Our Board urges you to vote your shares FOR each of the proposals.

Matter	Page	Board Recommends	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
Management Proposals:
Election of thirteen directors	11	FOR each director nominee	More FOR than WITHHOLD votes	None	None
Advisory approval of our executive compensation	42	FOR	Majority of shares present	Against	None
Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2022	61	FOR	Majority of shares present	Against	None
Approval of an amendment to our Charter to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares	64	FOR	Majority of shares outstanding	Against	Against

Election of Directors (Proposal 1)
The following table provides summary information about each director nominee:

Name	Age	Director Since		Independent	Financial Expert	Committee Membership
						Current	Effective upon the 2021 Meeting
Robert K. Burgess	63	2011		✓	✓	CC Chair	CC
Tench Coxe	63	1993		✓		CC	CC
John O. Dabiri	41	2020		✓			CC
Persis S. Drell	65	2015		✓		CC	NCGC
Jen-Hsun Huang	58	1993
Dawn Hudson	63	2013		✓	✓	AC	CC Chair
Harvey C. Jones	68	1993		✓	✓	CC, NCGC Chair	CC, NCGC Chair
Michael G. McCaffery	67	2015		✓	✓	AC Chair	AC Chair
Stephen C. Neal	72	2019		✓		NCGC	NCGC
Mark L. Perry Lead Director	65	2005		✓	✓	AC, NCGC	AC, NCGC
A. Brooke Seawell	73	1997		✓	✓	AC	AC
Aarti Shah	56	2020		✓			AC
Mark A. Stevens	61	2008	*	✓		AC, NCGC	AC, NCGC
* Previously served as a member of our Board from 1993 until 2006
Recent Refreshment, Board Demographics and Nominee Qualifications
Our director nominees exhibit a variety of competencies, professional experience, and backgrounds, and contribute diverse viewpoints and perspectives to our Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas by appointing two new directors in the past year: John O. Dabiri, a professor of aeronautics and mechanical engineering at the California Institute of Technology, and Aarti Shah, an IT, digital health, cybersecurity, and advanced analytics & data sciences executive at Eli Lilly and Company. Additionally, James C. Gaither retired from the Board as of the 2020 Meeting.

Nominee Demographics

Nominee Skills, Competencies and Attributes

Below are the skills, competencies and attributes that our NCGC and Board consider important for our directors to have considering our current business and future market opportunities, and the directors who possess them:

	Senior Leadership & Operations Experience	Industry & Technical	Financial/Financial Community	Governance & Public Company Board	Emerging Technologies & Business Models	Marketing, Communications & Brand Management	Regulatory, Legal & Risk Management	Human Capital Management Experience	Diversity
Burgess	✓		✓	✓	✓			✓
Coxe			✓	✓	✓			✓
Dabiri		✓			✓				✓
Drell	✓	✓		✓	✓			✓	✓
Huang	✓	✓	✓	✓	✓	✓	✓	✓	✓
Hudson	✓		✓	✓		✓		✓	✓
Jones	✓	✓	✓	✓	✓	✓		✓
McCaffery	✓		✓	✓				✓
Neal	✓			✓		✓	✓	✓
Perry	✓		✓	✓			✓	✓
Seawell	✓		✓	✓	✓			✓
Shah	✓	✓		✓	✓	✓	✓	✓	✓
Stevens		✓	✓	✓	✓
Corporate Governance Highlights
Our Board is committed to strong corporate governance to promote the long-term interests of NVIDIA and our stockholders. We seek a collaborative approach to stockholder issues that affect our business and to ensure that our stockholders see our governance and executive pay practices as well-structured. In the Fall of 2020, we contacted our top institutional holders who held 1% or more of our stock (with the exception of brokerage firms and index funds who we know do not engage in direct conversations), representing an aggregate ownership of 33%, to gain insights into their views on corporate governance; ESG issues; and our response to the COVID-19 pandemic. Members of our management and Board, including our Lead Director, met with stockholders holding, in total, 32% of our common stock outstanding.
Highlights of our corporate governance practices include:

✓ All Board members independent, except for our CEO
✓ Independent Lead Director
✓ Proxy access
✓ Declassified Board
✓ Majority voting for directors
✓ Active Board oversight of risk and risk management,
     including for the Company’s COVID-19 response

✓ 75% or greater attendance by each Board member at
     meetings of the Board and applicable committees
✓ Independent directors frequently meet in executive
     sessions
✓ At least annual Board and committee self-assessments
✓ Annual stockholder outreach, including regular Lead
     Director participation
✓ Stock ownership guidelines for our directors and
     executive officers

Advisory Approval of Executive Compensation for Fiscal 2021 (Proposal 2)
We are asking our stockholders to cast a non-binding vote, also known as “say-on-pay,” to approve our NEOs’ compensation. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for performance; providing competitive pay so that we may attract and retain a high-caliber executive team; aligning our executives’ interests with those of our stockholders to create long-term value; and achieving simplicity and transparency with our compensation program. The Board and our stockholders have approved holding our “say-on-pay” votes annually.
Executive Compensation Highlights
Our executive compensation program is designed to pay for performance. We utilize compensation elements that align our NEOs’ interests with those of our stockholders to create long-term value. Our NEO pay is heavily weighted toward performance-based, “at-risk” variable cash and long-term equity awards that are only earned if the Company achieves pre-established corporate financial metrics, but capped at a maximum of 200% of target (or 150% of target for our CEO’s PSUs). For the last several years, over 90% of our CEO’s, and over 50% of our other NEOs’, target pay has been performance-based and at-risk, and 100% of our CEO’s equity awards have been in the form of PSUs only.
At our 2020 Meeting, over 95% of the votes cast approved the compensation paid to our NEOs for Fiscal 2020. After considering this advisory vote and the feedback from our annual stockholder outreach, our CC concluded that our program effectively aligned executive pay with stockholder interests. Therefore, the CC maintained the same general executive compensation structure for Fiscal 2021, but increased the rigor of the performance goals for revenue and Non-GAAP Operating Income by setting the Threshold goals above Fiscal 2020 actual achievement, and increased the proportion of target pay that is “at-risk” to strengthen the link between corporate performance and executive pay.
Financial Performance and Link to Executive Pay
Despite the challenges of the COVID-19 pandemic, in Fiscal 2021, we achieved record revenue for our Gaming and Data Center market platforms and for the overall Company, enhanced our networking technologies by completing the acquisition of Mellanox Technologies, Ltd., launched the NVIDIA Ampere GPU architecture for our Gaming and Data Center platforms, and announced a partnership with Mercedes-Benz to introduce software-defined, intelligent vehicles using end-to-end NVIDIA technology.
As described further in our CD&A, a significant portion of our executive pay opportunities are tied to the achievement of financial measures that drive business value and contribute to our long-term success. While COVID-19 affected our business in both positive and negative ways, the CC determined not to make any changes to our Fiscal 2021 executive compensation performance goals or in certification of actual Fiscal 2021 results as a result of COVID-19. In accordance with the performance goals and methodology established by the CC in early Fiscal 2021, the CC excluded the additional revenue and the estimated unaudited operating income and costs generated by acquisitions completed during Fiscal 2021 in its certification of Fiscal 2021 results. The CC determined the foregoing approach best aligned our executives’ interests with those of our stockholders and remained consistent with our pay for performance philosophy. The table below shows our goals for the applicable period ended Fiscal 2021 and their respective impact on our executive pay.

	Revenue		Non-GAAP Operating Income		3-Year TSR
	Fiscal 2021 Performance Goal	Payout as a % of Target Opportunity	Fiscal 2021 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity	Fiscal 2019 - Fiscal 2021 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity
Threshold	$12.0 billion	50%	$4.0 billion	50%	25th percentile	25%
Base Operating Plan (Target for MY PSUs)	$12.7 billion	100%	$4.4 billion	100%	50th percentile	100%
Stretch Operating Plan (Stretch for MY PSUs)	$13.3 billion	200%	$4.8 billion	150% for CEO; 200% for other NEOs	75th percentile	150% for CEO; 200% for other NEOs

Performance	Revenue, as adjusted, of $15.0 billion*		Non-GAAP Operating Income, as adjusted, of $6.1 billion*		3-year TSR of 157%, 97th percentile of S&P 500
Payout	200% of target under Variable Cash Plan		150% of CEO’s (200% of other NEOs’) target SY PSUs eligible to vest		150% of CEO’s (200% of other NEOs’) target MY PSUs eligible to vest
* See Goals for and Achievement of Performance-Based Compensation in our CD&A for a description and further discussion of revenue, as adjusted, and Non-GAAP Operating Income, as adjusted.

Ratification of Selection of PwC as our Independent Registered Public Accounting Firm for Fiscal 2022 (Proposal 3)
Although not required, we are asking our stockholders to ratify the AC’s selection of PwC as our independent registered public accounting firm for Fiscal 2022 because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the AC will reconsider the appointment, but may nevertheless retain PwC. Even if the selection is ratified, the AC may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of NVIDIA and our stockholders.
Approval of an Amendment to our Charter to Increase the Number of Authorized Shares of Common Stock from 2 Billion Shares to 4 Billion Shares (Proposal 4)
We are asking our stockholders to approve an amendment to our Charter to increase the number of authorized shares of common stock from two billion shares to four billion shares. The Charter amendment will provide adequate shares of common stock to be used by the Board for general corporate purposes, including, but not limited to, expanding our business through mergers and acquisitions, including shares we would be obligated to issue in connection with the pending acquisition of Arm Limited; stock dividends and/or stock splits; providing equity incentives to employees, officers or directors; and the raising of additional capital.
Environmental, Social and Corporate Governance Initiatives
NVIDIA invents the computing technologies that enable scientists, engineers, designers, researchers, and developers to improve lives everywhere and address global challenges. We integrate sound ESG principles and practices into every aspect of the Company, including the following initiatives:
•Human capital management: To be competitive and execute our business strategy successfully, we must recruit, develop, and retain talented employees, including qualified executives, scientists, engineers, technical staff, and research and development personnel.
•Diversity and inclusion: We believe that diverse teams fuel innovation, and we are committed to a more inclusive culture that supports all employees, regardless of gender, gender identity or expression, veteran status, race, ethnicity, or disability. We have increased our efforts to recruit, develop, and retain a more diverse workforce with a focus on those historically underrepresented in the technology field, including women, Black, and Hispanic candidates.
•Climate change and the environment: We integrate energy efficiency principles into our products and drive operational excellence to reduce our environmental impact. We have a goal to source 65 percent of our global electricity use from renewable energy by the end of Fiscal 2025.
•Public policy engagement and accountability: We engage in public policy advocacy to affect government action on issues of importance to our business, customers, stockholders, and employees, and to provide thought leadership to global governments on issues that directly affect our business. We also belong to a number of trade associations worldwide, representing the interests of the technology industry, industries in which we operate and the broader business community. We make no contributions of any kind to political parties or candidates, including any direct contributions to any intermediary organizations, such as political action committees (PACs) or lobbyists, campaign funds, or trade or industry associations and super PACs.

NVIDIA CORPORATION
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95051
(408) 486-2000
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  ____________________________________________________
PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS - JUNE 3, 2021
____________________________________________________

INFORMATION ABOUT THE MEETING
Your proxy is being solicited for use at the 2021 Meeting on behalf of the Board. Our 2021 Meeting will take place virtually on Thursday, June 3, 2021 at 11:00 a.m. Pacific Daylight Time.
Virtual Meeting Philosophy and Benefits
The Board believes that holding the meeting in a virtual format invites stockholder participation, while reducing the costs to stockholders and the Company associated with an in-person meeting. This balance allows the meeting to remain focused on matters directly relevant to the interests of stockholders in an efficient way. We have designed the virtual format to protect stockholder rights, including by offering multiple opportunities to ask questions, publishing answers to questions received before or during the meeting on our Investor Relations website, and providing an archived copy of the webcast after the meeting.
Meeting Attendance
If you were an NVIDIA stockholder as of the close of business on the April 5, 2021 record date, or if you hold a valid proxy, you can attend, ask questions during, and vote at our 2021 Meeting at www.virtualshareholdermeeting.com/NVIDIA2021. Our meeting will be held virtually; use the Control Number included on your Notice or printed proxy card to enter. Anyone can also listen to the meeting live at www.virtualshareholdermeeting.com/NVIDIA2021.
If you encounter any difficulties accessing the virtual meeting during the check-in or the course of the annual meeting, please call the technical support number available on www.virtualshareholdermeeting.com/NVIDIA2021.

An archived copy of the webcast will be available at www.nvidia.com/proxy through June 17, 2021. Even if you plan to attend the 2021 Meeting virtually, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend.
Asking Questions
We encourage stockholders to submit questions through our pre-meeting forum located at www.proxyvote.com (using the Control Number included on your Notice or printed proxy card) as well as during the meeting at www.virtualshareholdermeeting.com/NVIDIA2021. During the meeting, we will answer as many stockholder-submitted questions related to the business of the meeting as time permits. As soon as practicable following the meeting, we will publish and answer questions received, if pertinent to Company business, on our Investor Relations website. We intend to group questions and answers by topic and substantially similar questions will be answered only once. To promote fairness to all stockholders and efficient use of the Company’s resources, we will respond to one question per stockholder.

Quorum and Voting
To hold our 2021 Meeting, we need a majority of the outstanding shares entitled to vote at the close of business on the April 5, 2021 record date, or a quorum, represented at the 2021 Meeting either by attendance virtually or by proxy. On April 5, 2021, there were 622,383,615 shares of common stock outstanding and entitled to vote, meaning that 311,191,808 shares must be represented at the 2021 Meeting or by proxy to have a quorum. A list of stockholders entitled to vote at the close of business on the April 5, 2021 record date will be available during the entire time of the annual meeting at www.virtualshareholdermeeting.com/NVIDIA2021 and electronically for 10 days prior to the annual meeting to registered stockholders for any legally valid purpose related to the annual meeting. For access to the stockholder list, please contact us at shareholdermeeting@nvidia.com.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2021 Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present may adjourn the meeting to another date.
You may vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.
Stockholder of Record
You are a stockholder of record if your shares were registered directly in your name with our transfer agent, Computershare, on April 5, 2021, and you can vote shares, change your vote or revoke your proxy before the final vote at the 2021 Meeting in any of the following ways:

	Vote	Change Your Vote	Revoke Your Proxy
Attend the 2021 Meeting virtually and vote during the meeting	✓	✓
Via mail, by signing and mailing your proxy card to us before the 2021 Meeting	✓
By telephone or via the Internet, by following the instructions provided in the Notice or your proxy materials	✓	✓
Submit another properly completed proxy card with a later date		✓
Send a written notice that you are revoking your proxy to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary or via email to shareholdermeeting@nvidia.com			✓
If you do not vote using any of the ways described above, your shares will not be voted.
Street Name Holder
If your shares are held through a nominee, such as a bank or broker, as of April 5, 2021, then you are the beneficial owner of shares held in “street name,” and you have the right to direct the nominee how to vote those shares for the 2021 Meeting. The nominee should provide you a separate Notice or voting instructions, and you should follow those instructions to tell the nominee how to vote. To vote by attending the 2021 Meeting virtually, you must obtain a valid proxy from your nominee.
If you are a beneficial holder and do not provide voting instructions to your nominee, the nominee will not be authorized to vote your shares on “non-routine” matters, including elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation) and amendments of charter documents. This is called a “broker non-vote.” However, the nominee can still register your shares as being present at the 2021 Meeting for determining quorum, and the nominee will have discretion to vote for matters considered by the NYSE to be “routine,” including the ratification of our independent registered public accounting firm. Therefore, you MUST give your nominee instructions in order for your vote to be counted on the proposals to elect directors, to conduct an advisory approval of our executive compensation, and to amend our Charter. We strongly encourage you to vote.
Note that under the rules of the national stock exchanges, any NVIDIA stockholder whose shares are held in street name by a member brokerage firm may revoke a proxy and vote his or her shares at the 2021 Meeting only in accordance with applicable rules and procedures of those exchanges, as employed by the street name holder’s brokerage firm.

Vote Count
On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned as of April 5, 2021. Votes will be counted by the inspector of election as follows:

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of thirteen directors	Directors are elected if they receive more FOR votes than WITHHOLD votes	None	None
2	Advisory approval of our executive compensation	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	Against	None
3	Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2022	FOR votes from the holders of a majority of shares present and entitled to vote on this matter	Against	None
4	Approval of an amendment to our Charter to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares	FOR votes from the holders of a majority of the shares outstanding	Against	Against
If you are a stockholder of record and you return a signed proxy card without marking any selections, your shares will be voted FOR each of the nominees listed in Proposal 1 and FOR the other proposals. If any other matter is properly presented at the 2021 Meeting, Jen-Hsun Huang or Timothy S. Teter as your proxyholder will vote your shares using his best judgment.
Vote Results
Preliminary voting results will be announced at the 2021 Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by June 9, 2021.
Proxy Materials
As permitted by SEC rules, we are making our proxy materials available to stockholders online at www.nvidia.com/proxy. On or about April  , 2021, we sent stockholders who own our common stock at the close of business on April 5, 2021 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, vote via the Internet or by telephone, and elect to receive future proxy materials electronically or in printed form by mail.
If you choose to receive future proxy materials electronically (via www.proxyvote.com for stockholders of record and www.icsdelivery.com/nvda for street name holders), you will receive an email next year with links to the proxy materials and proxy voting site.
SEC rules also permit companies and intermediaries, such as brokers, to satisfy Notice and proxy material delivery requirements for multiple stockholders with the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. We follow this practice, known as “householding,” unless we have received contrary instructions from any stockholder at that address.
If you received more than one Notice or full set of proxy materials, then your shares are either registered in more than one name or are held in different accounts. Please vote the shares covered by each Notice or proxy card. To modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker. Your “householding” election will continue until you are notified otherwise or until you revoke your consent.
To make a change regarding the form in which you receive proxy materials (electronically or in print), or to request receipt of a separate set of documents to a household, contact our Investor Relations Department (through our website at www.nvidia.com, with an email to shareholdermeeting@nvidia.com, by phone at (408) 486-2000 or by mail at 2788 San Tomas Expressway, Santa Clara, California 95051).
We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, via the Internet or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis for an approximate fee of $15,000 and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
2022 Meeting Stockholder Proposals
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December , 2021 to NVIDIA Corporation, 2788 San Tomas Expressway, Santa Clara, California 95051, Attention: Timothy S. Teter, Secretary or by email to shareholdermeeting@nvidia.com, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act. However, if we do not hold our 2022 Meeting between May 4, 2022 and July 3, 2022, then the deadline is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal for consideration at the 2022 Meeting that is not to be included in next year’s proxy materials, you must do so in writing following the above instructions not later than the close of business on March 5, 2022, and not earlier than February 3, 2022. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Proposal 1—Election of Directors

What am I voting on? Electing the 13 director nominees identified below to hold office until the 2022 Meeting and until his or her successor is elected or appointed.
Vote required: Directors are elected if they receive more FOR votes than WITHHOLD votes.

Our Board has 13 members. All of our directors have one-year terms and stand for election annually. Our nominees include 12 independent directors, as defined by the rules and regulations of Nasdaq, and one NVIDIA officer: Mr. Huang, who serves as our President and CEO. Each of the nominees listed below, other than Drs. Dabiri and Shah, is currently a director of NVIDIA previously elected by our stockholders.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced.
Recommendation of the Board
The Board recommends that you vote FOR the election of each of the following nominees:

							Committee Membership
Name	Age	Director Since		Occupation	Indepen-dent	Financial Expert	Current	Effective upon the 2021 Meeting	Other Public Company Boards
Robert K. Burgess	63	2011		Independent Consultant	✓	✓	CC Chair	CC	—
Tench Coxe	63	1993		Independent Investor	✓		CC	CC	1
John O. Dabiri	41	2020		Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology	✓		—	CC	—
Persis S. Drell	65	2015		Provost, Stanford University	✓		CC	NCGC	—
Jen-Hsun Huang	58	1993		President & CEO, NVIDIA Corporation			—	—	—
Dawn Hudson	63	2013		Independent Consultant	✓	✓	AC	CC Chair	2
Harvey C. Jones	68	1993		Managing Partner, Square Wave Ventures	✓	✓	CC, NCGC Chair	CC, NCGC Chair	—
Michael G. McCaffery	67	2015		Managing Director, Makena Capital Management	✓	✓	AC Chair	AC Chair	1
Stephen C. Neal	72	2019		Chairman Emeritus & Senior Counsel, Cooley LLP	✓		NCGC	NCGC	—
Mark L. Perry Lead Director	65	2005		Independent Consultant	✓	✓	AC, NCGC	AC, NCGC	1
A. Brooke Seawell	73	1997		Venture Partner, New Enterprise Associates	✓	✓	AC	AC	2
Aarti Shah	56	2020		Senior Vice President and Chief Information Officer, Eli Lilly and Company	✓		—	AC	—
Mark A. Stevens	61	2008	*	Managing Partner, S-Cubed Capital	✓		AC, NCGC	AC, NCGC	—
* Mr. Stevens previously served as a member of our Board from 1993 until 2006

Director Qualifications and Nomination of Directors
The NCGC identifies, reviews and assesses the qualifications of existing and potential directors and selects nominees for recommendation to the Board for approval. The committee is committed to Board diversity and shall consider a nominee’s background and experience to ensure that a broad range of perspectives is represented on the Board. The NCGC may conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates, and may also engage a professional search firm to identify and assist the committee in identifying, evaluating, and conducting due diligence on potential director nominees. The NCGC has not established specific age, gender, education, experience, or skill requirements for potential members, and instead considers numerous factors regarding the nominee taking into account our current and future business models, including the following:

•Integrity and candor
•Independence
•Senior leadership and operational experience
•Professional, technical and industry knowledge
•Financial expertise
•Financial community experience (including as an investor in other companies)
•Marketing, communications and brand management background
•Governance and public company board experience
•Experience with emerging technologies and new business models
•Regulatory, legal and risk management expertise

•Diversity, including race, ethnicity, sexuality, gender or membership in another underrepresented community
•Human capital management experience
•Experience in academia
•Willingness and ability to devote substantial time and effort to Board responsibilities and Company oversight
•Ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies
•All relationships between the proposed nominee and any of our stockholders, competitors, customers, suppliers or other persons with a relationship to NVIDIA
•For nominees for re-election, overall service to NVIDIA, including past attendance at Board and committee meetings and participation and contributions to the activities of the Board

The NCGC and the Board understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, diversity, professional experience and backgrounds, skills, and education on the Board. While the Board benefits from the experience and institutional knowledge that our longer-serving directors bring, it has also brought in new perspectives and ideas by appointing two new directors in the past year: John O. Dabiri, a professor of aeronautics and mechanical engineering at the California Institute of Technology, and Aarti Shah, an IT, digital health, cybersecurity, and advanced analytics & data sciences executive at Eli Lilly and Company. Our longer-tenured directors are familiar with our operations and business areas and have the perspective of overseeing our activities from a variety of economic and competitive environments. Our new directors have brought expertise in brand development and cybersecurity and familiarity with technology developments at leading academic institutions that are important to supporting NVIDIA as it enters new markets. Each year, the NCGC and Board review each director’s individual performance, including the director’s past contributions, outside experiences and activities, and committee participation, and determine how his or her experience and skills continue to add value to NVIDIA and the Board.

Below are the skills, competencies and attributes that our Board considers important for our directors to have considering our current business and future market opportunities:

Senior Leadership & Operations Experience	Directors with senior leadership and operations experience provide experienced oversight of our business, and unique experiences and perspectives. They are uniquely positioned to contribute practical insight into business strategy and operations, driving growth, building and strengthening corporate culture and supporting the achievement of strategic priorities and objectives.
Industry & Technical	Directors with industry experience and technical backgrounds facilitate a deeper understanding within the Board of innovations and a technical assessment of our products and services.
Financial/Financial Community	Experience in financial matters and the financial community assists our Board with review of our operations and financial matters, including overseeing our financial statements, capital structure and internal controls. Further, those with a venture capital background offer valuable shareholder perspectives.
Governance & Public Company Board	Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large, public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports our goals of strong Board and management accountability, transparency, and protection of shareholder interests. Public company board experience also helps our directors identify challenges and risks we face as a public company, including oversight of strategic, operational, compliance-related matters and relations with shareholders.
Emerging Technologies & Business Models	Directors with experience in emerging technologies and business models are integral to our growth strategies given our unique business model and provide important insights as our business expands into new areas.
Marketing, Communications & Brand Management	Directors with experience in marketing, communications and brand management offer guidance on our products directly marketed to consumers, important perspectives on expanding our market share and communicating with our customers and other stakeholders.
Regulatory, Legal & Risk Management	Our business requires compliance with a variety of regulatory requirements in different jurisdictions. We face new regulatory matters and regulations as our business grows. We are also subject to multiple lawsuits. Directors with experience in governmental, public policy, legal and risk management areas, including cybersecurity, help provide valuable insights and oversight for our Company.
Human Capital Management Experience	Our people are critical to our success. Directors with experience in organizational management, talent development, managing and developing values and culture in a large global workforce provide key insights. Human capital management experience also assists our Board in overseeing executive and employee compensation, succession planning, and employee engagement.
Diversity	Directors with diverse backgrounds, experiences, and perspectives improves the dialogue and decision-making in the board room and contributes to overall Board effectiveness. In the chart above and director biographies below, this icon indicates gender or ethnic diversity.

Our Board believes that having a diverse mix of directors with complementary qualifications, expertise and attributes is essential to meeting its oversight responsibility.

BOARD DIVERSITY
	Gender Identity				Directors who identify in any of the categories below
	Male	Female	Non-Binary	Gender Undisclosed	African American or Black	Hispanic, Latinx or Spanish Origin	Asian	Native American or Alaskan Native	Hawaiian or Other Pacific Islander	White	Two or more races or ethnicities	LGBT

Burgess	✓									✓
Coxe	✓									✓
Dabiri	✓				✓
Drell		✓								✓
Huang	✓						✓
Hudson		✓								✓
Jones	✓									✓
McCaffery	✓									✓
Neal	✓									✓
Perry	✓									✓
Seawell	✓									✓
Shah		✓					✓
Stevens	✓									✓
The NCGC evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Stockholders seeking to recommend a prospective nominee should follow the instructions under Stockholder Communications with the Board of Directors below. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
In addition, our Board voluntarily adopted proxy access. As a result, we will include in our proxy statement information regarding the greater of (a) up to two director candidates or (b) up to 20% of the number of directors in office on the last day that a submission may be delivered, if nominated by a stockholder (or group of up to 20 stockholders) owning at least 3% of the voting power of our outstanding capital stock for at least three continuous years. The stockholder(s) must provide timely written notice of such nomination and the stockholder(s) and nominee must satisfy the other requirements specified in our Bylaws. This summary of our proxy access rules is not intended to be complete and is subject to limitations set forth in our Bylaws and Corporate Governance Policies, both of which are available on the Investor Relations section of our website at www.nvidia.com. Stockholders are advised to review these documents, which contain the requirements for director nominations. The NCGC did not receive any stockholder nominations during Fiscal 2021.

Our Director Nominees
The biographies below include information, as of the date of this proxy statement, regarding the particular experience, qualifications, attributes or skills of each director, relative to the skills matrix above, that led the NCGC and Board to believe that he or she should continue to serve on the Board.

ROBERT K. BURGESS
Robert K. Burgess has served as an independent investor and board member to technology companies since 2005. He was chief executive officer from 1996 to 2005 of Macromedia, Inc., a provider of internet and multimedia software, which was acquired by Adobe Systems Incorporated; he also served from 1996 to 2005 on its board of directors, as chairman of its board of directors from 1998 to 2005 and as executive chairman for his final year. Previously, he held key executive positions from 1984 to 1991 at Silicon Graphics, Inc. (SGI), a graphics and computing company; from 1991 to 1995, served as chief executive officer and a board member of Alias Research, Inc., a publicly traded 3D software company, until its acquisition by SGI; and resumed executive positions at SGI during 1996. Mr. Burgess was a director of IMRIS Inc., a provider of image guided therapy solutions, from 2010 until 2013; of Adobe from 2005 to 2019; and of Rogers Communications Inc., a communications and media company, from 2016 to 2019. He holds a BCom degree from McMaster University.
Mr. Burgess brings to the Board senior management and operating experience and expertise in the areas of financial- and risk-management. He has been in the computer graphics industry since 1984. He has a broad understanding of the roles and responsibilities of a corporate board and provides valuable insight on a range of issues in the technology industry.

Independent Consultant
Age: 63
Director Since: 2011
Current Committees: CC
Committees Effective upon the 2021 Meeting: CC
Independent Director
Financial Expert
Other Current Public Company Boards: •None
Senior Leadership & Operations
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

TENCH COXE
Tench Coxe was managing director of Sutter Hill Ventures, a venture capital investment firm, from 1989 to 2020, where he focused on investments in the IT sector. Prior to joining Sutter Hill Ventures in 1987, he was director of marketing and MIS at Digital Communication Associates. He served on the board of directors of Mattersight Corp., a customer loyalty software firm from 2000 to 2018. Mr. Coxe holds a BA degree in Economics from Dartmouth College and an MBA degree from Harvard Business School.
Mr. Coxe brings to the Board expertise in financial and transactional analysis and provides valuable perspectives on corporate strategy and emerging technology trends. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Independent Investor
Age: 63
Director Since: 1993
Current Committees: CC
Committees Effective upon the 2021 Meeting: CC
Independent Director

Other Current Public Company Boards: •Artisan Partners Asset Management Inc. (since 1995)
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

JOHN O. DABIRI
John O. Dabiri is the Centennial Professor of Aeronautics and Mechanical Engineering at the California Institute of Technology. He is the recipient of a MacArthur Foundation "Genius Grant," the National Science Foundation Alan T. Waterman Award, and the Presidential Early Career Award for Scientists and Engineers. From 2015 to 2019, he served as a Professor of Civil and Environmental Engineering and of Mechanical Engineering at Stanford University, where he was recognized with the Eugene L. Grant Award for Excellence in Teaching, and headed the Dabiri Lab, which conducts research at the intersections of fluid mechanics, energy and environment, and biology. From 2005 to 2015, he was a Professor of Aeronautics and Bioengineering at the California Institute of Technology, during which time he also served as Director of the Center for Bioinspired Wind Energy, Chair of the Faculty, and Dean of Students. Dr. Dabiri is a Fellow of the American Physical Society, where he was also elected to the Chair line of the Division of Fluid Dynamics. He serves on the Board of Trustees of the Gordon and Betty Moore Foundation and on the National Academies’ Committee on Science, Technology, and Law. He is also a member of the editorial board of the Journal of the Royal Society Interface. Dr. Dabiri holds a PhD degree in Bioengineering and an MS degree in Aeronautics from the California Institute of Technology, and a BSE degree summa cum laude in Mechanical and Aerospace Engineering from Princeton University.
Dr. Dabiri brings to the Board a versatile research background and cutting-edge expertise in various engineering fields, along with a proven record of successful innovation.

Centennial Professor of Aeronautics and Mechanical Engineering, California Institute of Technology
Age: 41
Director Since: 2020
Current Committees: None
Committees Effective upon the 2021 Meeting: CC
Independent Director

Other Current Public Company Boards: •None
Industry & Technical
Emerging Technologies & Business Models
Diversity

PERSIS S. DRELL
Persis S. Drell has been the Provost of Stanford University since 2017. A Professor of Materials Science and Engineering and Professor of Physics, as well as Vice President for the U.S. Department of Energy SLAC National Accelerator Laboratory, Dr. Drell has been on the faculty at Stanford since 2002, and was the Dean of the Stanford School of Engineering from 2014 to 2017. She also served as the Director of SLAC from 2007 to 2012. Dr. Drell is a member of the National Academy of Sciences and the American Academy of Arts and Sciences, and is a fellow of the American Physical Society. She has been the recipient of a Guggenheim Fellowship and a National Science Foundation Presidential Young Investigator Award. Dr. Drell holds a Ph.D. from the University of California Berkeley and an AB degree in Mathematics and Physics from Wellesley College.
An accomplished researcher and educator, Dr. Drell brings to the Board expert leadership in guiding innovation in science and technology.

Provost, Stanford University
Age: 65
Director Since: 2015
Current Committees: CC
Committees Effective upon the 2021 Meeting: NCGC
Independent Director

Other Current Public Company Boards: •None
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience
Diversity

JEN-HSUN HUANG
Jen-Hsun Huang founded NVIDIA in 1993 and has served since its inception as president, chief executive officer, and a member of the board of directors. Prior to founding NVIDIA, Mr. Huang held a variety of positions from 1985 to 1993 at LSI Logic Corp., a computer chip manufacturer, and from 1984 to 1985 at Advanced Micro Devices, Inc., a semiconductor company. In 2017, he was named Fortune’s Businessperson of the Year. In 2019, Harvard Business Review ranked him No. 1 on its list of the world’s 100 best-performing CEOs over the lifetime of their tenure. Mr. Huang holds a BSEE degree from Oregon State University and an MSEE degree from Stanford University.
Mr. Huang is one of the technology industry’s most respected executives, having taken NVIDIA from a startup to a world leader in visual computing. Under his guidance, NVIDIA has compiled a record of consistent innovation and sharp execution, marked by products that have gained strong market share.

President and Chief Executive Officer, NVIDIA Corporation
Age: 58
Director Since: 1993
Current Committees: None
Committees Effective upon the 2021 Meeting: None

Other Current Public Company Boards: •None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity

DAWN HUDSON
Dawn Hudson serves on the boards of various companies. From 2014 to 2018, Ms. Hudson served as Chief Marketing Officer for the National Football League. Previously, she served from 2009 to 2014 as vice chairman of The Parthenon Group, an advisory firm focused on strategy consulting. She was president and chief executive officer of Pepsi-Cola North America, the beverage division of PepsiCo, Inc. for the U.S. and Canada, from 2005 to 2007 and president from 2002, and simultaneously served as chief executive officer of the foodservice division of PepsiCo, Inc. from 2005 to 2007. Previously, she spent 13 years in marketing, advertising and branding strategy, holding leadership positions at major agencies, such as D’Arcy Masius Benton & Bowles and Omnicom. Ms. Hudson currently serves on the board of directors of a private skincare company. She was a director of P.F. Chang’s China Bistro, Inc., a restaurant chain, from 2010 until 2012; of Allergan, Inc., a biopharmaceutical company, from 2008 until 2014; of Lowes Companies, Inc., a home improvement retailer, from 2001 until 2015; and of Amplify Snack Brands, Inc., a snack food company, from 2014 until 2018. She holds a BA degree in English from Dartmouth College.
Ms. Hudson brings to the board experience in executive leadership. As a longtime marketing executive, she has valuable expertise and insights in leveraging brands, brand development and consumer behavior. She also has considerable corporate governance experience, gained from more than a decade of serving on the boards of public companies.

Independent Consultant
Age: 63
Director Since: 2013
Current Committees: AC
Committees Effective upon the 2021 Meeting: CC
Independent Director
Financial Expert
Other Current Public Company Boards: •The Interpublic Group of Companies, Inc. (since 2011) •Modern Times Group MTG AB (since 2020)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Marketing, Communications & Brand Management
Human Capital Management Experience
Diversity

HARVEY C. JONES
Harvey C. Jones has been the managing partner of Square Wave Ventures, a private investment firm, since 2004. Mr. Jones has been an entrepreneur, high technology executive and active venture investor for over 30 years. In 1981, he co-founded Daisy Systems Corp., a computer-aided engineering company, ultimately serving as its president and chief executive officer until 1987. Between 1987 and 1998, he led Synopsys. Inc., a major electronic design automation company, serving as its chief executive officer for seven years and then as executive chairman. In 1997, Mr. Jones co-founded Tensilica Inc., a privately held technology IP company that developed and licensed high performance embedded processing cores. He served as chairman of the Tensilica board of directors from inception through its 2013 acquisition by Cadence Design Systems, Inc. Mr. Jones holds a BS degree in Mathematics and Computer Sciences from Georgetown University and an MS degree in Management from Massachusetts Institute of Technology.
Mr. Jones brings to the board an executive management background, an understanding of semiconductor technologies and complex system design. He provides valuable insight into innovation strategies, research and development efforts, as well as management and development of our technical employees. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, Square Wave Ventures
Age: 68
Director Since: 1993
Current Committees: CC, NCGC
Committees Effective upon the 2021 Meeting: CC, NCGC
Independent Director
Financial Expert
Other Current Public Company Boards: •None
Senior Leadership & Operations Experience
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Human Capital Management Experience

MICHAEL G. McCAFFERY
Michael G. McCaffery has been the Managing Director of Makena Capital Management, an investment management firm since 2005. From 2005 to 2013, he was the Chief Executive Officer of Makena Capital Management. From 2000 to 2006, he was the President and Chief Executive Officer of the Stanford Management Company, the university subsidiary charged with managing Stanford University’s financial and real estate investments. Prior to Stanford Management Company, Mr. McCaffery was President and Chief Executive Officer of Robertson Stephens and Company, a San Francisco-based investment bank and investment management firm, from 1993 to 2009, and also served as Chairman in 2000. Mr. McCaffery is currently serves on the board of directors, or on the advisory boards, of several privately held companies and non-profits. He was a director of KB Home, a homebuilding company, from 2003 until 2015. He holds a BA degree from the Woodrow Wilson School of Public and International Affairs at Princeton University, a BA Honours degree and an MA degree in Politics, Philosophy and Economics from Merton College, Oxford University, Oxford, England, and an MBA degree from the Stanford Graduate School of Business.
Mr. McCaffery brings to the Board a broad array of business, investment and real estate experience and recognized expertise in financial matters, as well as a demonstrated commitment to good corporate governance.

Managing Director, Makena Capital Management
Age: 67
Director Since: 2015
Current Committees: AC
Committees Effective upon 2021 Meeting: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •C3.ai, Inc. (since 2009)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Human Capital Management Experience

STEPHEN C. NEAL
Stephen C. Neal has served as Chairman Emeritus and Senior Counsel of the law firm Cooley LLP since 2020, where he was also Chief Executive Officer from 2001 until 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal served on the board of directors of Levi Strauss & Co. from 2007 to 2021. Mr. Neal holds an AB degree from Harvard University and a JD degree from Stanford Law School.
Mr. Neal brings to the Board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Chairman Emeritus and Senior Counsel, Cooley LLP
Age: 72
Director Since: 2019
Current Committees: NCGC
Committees Effective upon the 2021 Meeting: NCGC
Independent Director

Other Current Public Company Boards: •None
Senior Leadership & Operations Experience
Governance & Public Company Board
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience

MARK L. PERRY
Mark L. Perry serves on the boards of, and consults for, various public and private companies, and non-profit organizations. From 2012 to 2013, Mr. Perry served as an Entrepreneur-in-Residence at Third Rock Ventures, a venture capital firm. He served from 2007 to 2011 as president and chief executive officer of Aerovance, Inc., a biopharmaceutical company. He was an executive officer from 1994 to 2004 at Gilead Sciences, Inc., a biopharmaceutical company, serving in a variety of capacities, including general counsel, chief financial officer, and executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities; he was also its senior business advisor until 2007. From 1981 to 1994, Mr. Perry was with the law firm Cooley LLP, where he was a partner for seven years. He served on the board of directors of MyoKardia, Inc. from 2012 to 2020. Mr. Perry holds a BA degree in History from the University of California, Berkeley, and a JD degree from the University of California, Davis.
Mr. Perry brings to the Board operating and finance experience gained in a large corporate setting. He has varied experience in legal affairs and corporate governance, and a deep understanding of the roles and responsibilities of a corporate board.

Independent Consultant
Age: 65
Director Since: 2005
Current Committees: AC, NCGC
Committees Effective upon the 2021 Meeting: AC, NCGC
Lead Director
Financial Expert
Other Current Public Company Boards: •Global Blood Therapeutics, Inc. (since 2015)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Regulatory, Legal & Risk Management
Human Capital Management Experience

A. BROOKE SEAWELL
A. Brooke Seawell has served since 2005 as a venture partner at New Enterprise Associates, and was a partner from 2000 to 2005 at Technology Crossover Ventures. He was executive vice president from 1997 to 1998 at NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. He was senior vice president and chief financial officer from 1991 to 1997 of Synopsys, Inc., an electronic design automation software company. He serves on the board of directors of several privately held companies. Mr. Seawell served on the board of directors of Glu Mobile, Inc., a publisher of mobile games, from 2006 to 2014; of Informatica Corp., a data integration software company, from 1997 to 2015; and of Tableau Software, Inc., a business intelligence software company, from 2011 to August 2019. He also previously served as a member of the Stanford University Athletic Board and on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a BA degree in Economics and an MBA degree in Finance from Stanford University.
Mr. Seawell brings to the Board operational expertise and senior management experience, including knowledge of the complex issues facing public companies, and a deep understanding of accounting principles and financial reporting. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Venture Partner, New Enterprise Associates
Age: 73
Director Since: 1997
Current Committees: AC
Committees Effective upon the 2021 Meeting: AC
Independent Director
Financial Expert
Other Current Public Company Boards: •Tenable Holdings, Inc. (since 2017) •Eargo, Inc. (since 2020)
Senior Leadership & Operations Experience
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models
Human Capital Management Experience

AARTI SHAH
Aarti Shah has been senior vice president and chief information and digital officer of Eli Lilly and Company since 2016. Dr. Shah has worked at Lilly for 27 years and has served in several functional and business leadership roles, including senior statistician, research scientist, vice president for biometrics, and global brand development leader in Lilly’s Bio-Medicines business unit. She was promoted to senior vice president and became chief information officer in 2016. Dr. Shah has been on the board of trustees of Northwestern Mutual since 2020. She also serves on several nonprofit boards, including the Indiana India Business Council and Shrimad Rajchandra Love & Care USA. She served on the Indianapolis Public Library Foundation board for the full term of 9 years and on the Center for Interfaith Cooperation for the full term of 4 years. Dr. Shah received her bachelor’s and master’s degrees in statistics and mathematics in India before completing her Ph.D. in applied statistics from the University of California, Riverside.
Dr. Shah brings to the Board executive leadership and senior operating experience. Additionally she brings expertise in drug development and technical expertise in the areas of information technology, cybersecurity, advanced analytics and data sciences and digital health.

Senior Vice President and Chief Information and Digital Officer, Eli Lilly and Company
Age: 56
Director Since: 2020
Current Committees: None
Committees Effective upon the 2021 Meeting : AC
Independent Director
Other Current Public Company Boards: •None
Senior Leadership & Operations Experience
Industry & Technical
Governance & Public Company Board
Emerging Technologies & Business Models
Marketing, Communications & Brand Management
Regulatory, Legal & Risk Management
Human Capital Management Experience
Diversity

MARK A. STEVENS
Mark A. Stevens has been the managing partner of S-Cubed Capital, a private family office investment firm, since 2012. He was a managing partner from 1993 to 2011 of Sequoia Capital, a venture capital investment firm, where he had been an associate for the preceding four years. Previously, he held technical sales and marketing positions at Intel Corporation, and was a member of the technical staff at Hughes Aircraft Co. He is a Trustee of the University of Southern California. Mr. Stevens was a director of Quantenna Communications, Inc., a provider of Wi-Fi solutions, from 2016 until 2019. Mr. Stevens holds a BSEE degree, a BA degree in Economics and an MS degree in Computer Engineering from the University of Southern California and an MBA degree from Harvard Business School.
Mr. Stevens brings to the Board a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities. He provides valuable insight regarding corporate strategy development and the analysis of acquisitions and divestitures. His significant financial community experience gives the Board an understanding of the methods by which companies can increase value for their stockholders.

Managing Partner, S-Cubed Capital
Age: 61
Director Since: 2008 (previously served 1993-2006)
Current Committees: AC, NCGC
Committees Effective upon the 2021 Meeting: AC, NCGC
Independent Director
Other Current Public Company Boards: •None
Industry & Technical
Financial/Financial Community
Governance & Public Company Board
Emerging Technologies & Business Models

Information About the Board of Directors and Corporate Governance
Independence of the Members of the Board of Directors
Nasdaq rules and our Corporate Governance Policies (as further described below) require that a majority of our directors not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and that they meet any other qualification requirements required by the SEC and Nasdaq. After considering all relevant relationships and transactions, our Board determined that, except for Mr. Huang, all of our directors are “independent” as defined by Nasdaq’s rules and regulations. In addition, the Board previously determined that James C. Gaither, a former director who retired from our Board effective June 9, 2020, was independent under applicable Nasdaq listing standards.
The Board also determined that all members of our AC, CC and NCGC are independent under applicable Nasdaq listing standards, and that each of Messrs. McCaffery, Perry and Seawell and Ms. Hudson of the AC are “audit committee financial experts” as defined under applicable SEC rules.
Board Leadership Structure
Our Board believes that each of its members should have an equal voice in the affairs and the management of NVIDIA, and therefore, our stockholders are best served at this time by having an independent Lead Director, rather than having a chairperson. Our Lead Director is an integral part of our Board structure and a critical aspect of our effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis, and Mr. Perry was appointed as our Lead Director in 2018. In addition, Mr. Perry serves on both the NCGC and the AC, which affords him increased engagement with Board governance and composition as well as with risk assessment and management, and financial and regulatory matters of the Company. While the CEO has primary responsibility for preparing the agendas for Board meetings and presiding over the portion of the meetings of the Board where he is present, our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:
•Determining an appropriate schedule of Board meetings, and seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;
•Working with the CEO, and seeking input from other directors and relevant management, as to the preparation of the agendas for Board meetings;
•Advising the CEO on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and
•Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between them and the CEO on sensitive issues.
The active involvement of our independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.
Role of the Board in Risk Oversight
The Board is responsible for overseeing risk management at NVIDIA and delegates oversight of appropriate topics to its committees. Our AC has the responsibility to consider and discuss major financial risk exposures and the steps management has taken to monitor and control these exposures. The AC also monitors compliance with certain legal and regulatory requirements and oversees the performance of the internal audit function. Our NCGC monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and oversees environmental, social and corporate governance risks, ranging from the impact of artificial intelligence to diversity and inclusion to climate change. Our CC assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Board exercises direct oversight of strategic risks to NVIDIA and other risk areas not delegated to one of its committees, including business continuity and cybersecurity.
Management periodically provides information, including guidance on risk management and mitigation, to the Board or a relevant committee. Each committee also reports to the Board on those matters.

The Board and its committees have received regular reports from management regarding the impact, risks and opportunities of COVID-19 on our business, operations and people. For example, while our Professional Visualization and Automotive market platforms were negatively affected by the pandemic, our Gaming and Data Center market platforms have benefited from stronger demand as people continue to work, learn, and play from home. COVID-19 has also caused volatility and disruption in global financial markets and global economic activity, and has impacted the supply chain, including logistical services and component supply, topics on which the Board and its committees were briefed regularly. Additionally, the Board has overseen the execution of management’s initiatives to protect the health and safety of our workforce, including closure of our offices, compliance with shelter-in-place orders and the temporary prohibition on most business travel, and to support NVIDIANs and their families during a challenging year by moving up our annual focal review to accelerate the timing of raises and implementing a one-week company-wide shut down in December for our people to recharge.
Corporate Governance Policies of the Board of Directors
The Board has adopted Corporate Governance Policies to ensure that it has the necessary authority and processes in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to its composition and selection, regular evaluations of the Board and its committees, Board meetings and involvement of senior management, chief executive officer performance evaluation, and Board committees and compensation. Our Corporate Governance Policies may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
Executive Sessions of the Board
As required under Nasdaq’s listing standards, our independent directors have in the past met, and will continue to meet, regularly in scheduled executive sessions at which only independent directors are present, as well as in sessions with the CEO. In Fiscal 2021, our independent directors met in both types of executive sessions at all four of our scheduled quarterly Board meetings.
Director Attendance at Annual Meeting
We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We expect that our directors will attend each annual meeting, absent a valid reason. All Board members as of the 2020 Meeting attended our 2020 Meeting.
Board Self-Assessments
In Fiscal 2021, the NCGC oversaw an evaluation process, conducted at least annually, whereby outside corporate counsel for NVIDIA interviewed each director to obtain his or her evaluation of the Board as a whole, and of the committees on which he or she serves. The interviews solicited ideas from the directors about, among other things, improving the quality of Board and/or committee oversight effectiveness regarding strategic direction, financial and audit matters, executive compensation, acquisition activity and other key matters. The interviews also focused on Board process and identifying specific issues which should be discussed in the future. After these evaluations were complete, our outside corporate counsel summarized the results, reviewed them with our Lead Director, and then submitted the summary for discussion by the NCGC.
In response to the evaluations conducted in Fiscal 2021, our Board determined to focus recruiting efforts on director candidates with diversity of gender and/or racial/ethnic background, to further strengthen our director onboarding programs, and to dedicate additional time to certain Board agenda items such as cybersecurity, diversity and inclusion, and other ESG matters.
Director Orientation and Continuing Education
The NCGC and our General Counsel are responsible for new director orientation and for administering or approving eligible director continuing education programs. Continuing education programs for directors may include a combination of internally developed materials and presentations, programs presented by third parties, and financial and administrative support for attendance at qualifying academic or other independent programs.
Director Stock Ownership Guidelines
The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each non-employee director to hold shares of our common stock with a total value equal to six times the annual cash retainer for Board service during the period in which he or she serves as a director (or six times his base salary, in the case of the CEO). The shares may include vested deferred stock, shares held in trust and shares held by immediate family members. Non-employee directors have five years after their Board appointment to reach the ownership threshold. Our stock ownership guidelines are intended to further align director interests with stockholder interests.
Each non-employee director and Mr. Huang currently meets or exceeds the stock ownership requirements, with the exception of Drs. Dabiri and Shah, who joined our Board in 2020 and have five years from joining the Board to reach the ownership threshold.
Hedging and Pledging Policy
Under our Insider Trading Policy, our directors, executive officers, employees, and their designees may not hedge their ownership of NVIDIA stock, including but not limited to trading in options, puts, calls, or other derivative instruments related to NVIDIA stock or debt to protect against a decline in the value of the Company’s stock. Additionally, directors, executive officers, employees, and their designees may not purchase NVIDIA stock on margin, borrow against NVIDIA stock held in a margin account, or pledge NVIDIA stock as collateral for a loan. We allow for certain portfolio diversification transactions, such as investments in exchange funds.
Outside Advisors
The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.
Code of Conduct
We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. We have a Code of Conduct that applies to our executive officers, directors and employees, including our principal executive officer, principal financial officer and principal accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance department. We regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.
The Code of Conduct and the Financial Team Code of Conduct are available under Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
Corporate Hotline
We have established an independent corporate hotline to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing, Code of Conduct or other matter of concern (unless prohibited by local privacy laws for employees located in the European Union).
Stockholder Communications with the Board of Directors
Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending electronic written communications addressed to Timothy S. Teter, our Secretary, at shareholdermeeting@nvidia.com. All stockholder communications we receive that are addressed to the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairperson of the AC, CC or NCGC. Matters put forth by our stockholders will be reviewed by the NCGC, which will determine whether these matters should be presented to the Board. The NCGC will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws.
Majority Vote Standard
Under our Bylaws, if the votes cast FOR an incumbent director in a non-contested election do not exceed the number of WITHHOLD votes, such incumbent director shall promptly tender a resignation to the Board. The NCGC will then review the circumstances surrounding the WITHHOLD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote.

In a contested election, in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented at any such meeting or by proxy and entitled to vote on the election of directors at that meeting. The directors receiving the greatest number of FOR votes will be elected.
Board Meeting Information
The Board met 10 times during Fiscal 2021, including meetings during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business and strategic opportunities and the product roadmap, and other matters facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he or she serves. Each Board member attended 75% or more of the meetings of the Board and of each committee on which he or she served.
Committees of the Board of Directors
The Board has three standing committees: an AC, a CC and a NCGC. Each of these committees operates under a written charter, which may be viewed under Governance in the Investor Relations section of our website at www.nvidia.com.
The composition and functions of our committees are set forth below. Committee assignments are determined based on background and the expertise which individual directors can bring to a committee. Our Board believes that rotations among committees are a good corporate governance practice which allows its members to be more fully informed regarding the full scope of the Board and our activities, and benefits each committee and the Board as a whole, as a result of diverse perspectives and ideas that are introduced through new committee formations.

AC
AC Members Effective as of our 2019 Meeting	AC Members Effective as of our 2020 Meeting	AC Members Effective as of our 2021 Meeting
Michael G. McCaffery (Chair) Dawn Hudson Mark L. Perry Mark A. Stevens	Michael G. McCaffery (Chair) Dawn Hudson Mark L. Perry A. Brooke Seawall Mark A. Stevens	Michael G. McCaffery (Chair) Mark L. Perry A. Brooke Seawell Aarti Shah Mark A. Stevens
In Fiscal 2021, the AC met four times and selected highlights from its agenda topics included: cash usage and strategy, critical audit matters, and COVID-19 and return to work, tax, and treasury reviews.
Committee Role and Responsibilities
•Oversees our corporate accounting and financial reporting process;
•Oversees our internal audit function;
•Determines and approves the engagement, retention and termination of the independent registered public accounting firm;
•Evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;
•Reviews and approves the retention of the independent registered public accounting firm for permissible non-audit services;
•Confers with management and our independent registered public accounting firm regarding the results of the annual audit, our quarterly financial statements and results, and the effectiveness of internal control over financial reporting;
•Reviews the financial statements to be included in our quarterly reports on Form 10-Q and annual report on Form 10-K;
•Reviews earnings press releases and the substance of financial information and outlook provided to analysts on earnings calls;
•Prepares the report required to be included by SEC rules in our annual proxy statement or Form 10-K; and
•Establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

CC
CC Members Effective as of our 2019 Meeting	CC Members Effective as of our 2020 Meeting	CC Members Effective as of our 2021 Meeting
Robert K. Burgess (Chair) Tench Coxe Persis S. Drell Harvey C. Jones A. Brooke Seawell	Robert K. Burgess (Chair) Tench Coxe Persis S. Drell Harvey C. Jones	Dawn Hudson (Chair) Robert K. Burgess Tench Coxe John O. Dabiri Harvey C. Jones
In Fiscal 2021, the CC met five times and selected highlights from its agenda topics included: executive and employee compensation practices, review of pay equity, employee retention, the Company’s share usage and strategy and COVID-related acceleration of non-executive employee promotions, raises and equity grants.
Committee Role and Responsibilities
•Reviews and approves our overall compensation strategy and policies;
•Reviews and recommends to the Board the compensation of our Board members;
•Reviews and approves the compensation and other terms of employment of Mr. Huang and other executive officers;
•Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;
•Reviews and approves the disclosure contained in CD&A and for inclusion in the proxy statement and Form 10-K;
•Administers our stock purchase plans, variable compensation plans and other similar programs; and
•Assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking.

NCGC
NCGC Members Effective as of our 2019 Meeting	NCGC Members Effective as of our 2020 Meeting	NCGC Members Effective as of our 2021 Meeting
Harvey C. Jones (Chair) James C. Gaither Stephen C. Neal* Mark L. Perry Mark A. Stevens	Harvey C. Jones (Chair) Stephen C. Neal Mark L. Perry Mark A. Stevens	Harvey C. Jones (Chair) Persis S. Drell Stephen C. Neal Mark L. Perry Mark A. Stevens
In Fiscal 2021, the NCGC met three times and selected highlights from its agenda topics included: consideration of Board recruiting matters, review of diversity and inclusion initiatives, the Company’s ESG efforts, and addressing stockholder concerns.
Committee Role and Responsibilities
•Identifies, reviews and evaluates candidates to serve as directors;
•Recommends candidates for election to our Board;
•Makes recommendations to the Board regarding committee membership and chairs;
•Assesses the performance of the Board and its committees;
•Reviews and assesses our corporate governance principles and practices;
•Monitors changes in corporate governance practices and rules and regulations;
•Approves related party transactions;
•Reviews and assesses our environmental, social and corporate governance matters periodically;
•Establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our Code of Conduct; and
•Monitors the effectiveness of our anonymous tip process.

*Mr. Neal was added to the NCGC in August 2019

Environmental, Social and Corporate Governance
NVIDIA invents the computing technologies that enable scientists, engineers, designers, researchers, and developers to improve lives everywhere and address global challenges. We integrate sound ESG principles and practices into every aspect of the Company. The following section provides an overview of these principles and practices. More information can be found on the Corporate Social Responsibility section of our website and in our 2020 Corporate Social Responsibility Report, which was prepared in accordance with the Core Option of the Global Reporting Initiative (GRI) Standards: Core Option and is responsive to the Sustainability Accounting Standards Board (SASB) standards for the Technology and Communications sector, Semiconductor industry. Information contained on our website is not incorporated by reference into this Proxy Statement or any other report we file with the SEC.
Human Capital Management
We believe that our employees are our greatest assets, and they play a key role in creating long-term value for our stakeholders. As of the end of Fiscal 2021, we had 18,975 employees in 29 countries. 13,532 were engaged in research and development and 5,443 were engaged in sales, marketing, operations, and administrative positions.
To be competitive and execute our business strategy successfully, we must recruit, develop, and retain talented employees, including qualified executives, scientists, engineers, technical staff, and research and development personnel. The primary ways in which we seek to do this are summarized below.
Recruitment
The demand for talent in new markets, such as AI and deep learning, is increasingly competitive. Our intern and new college graduate recruiting programs are a sustainable source of talent. We partner with higher education institutions globally to develop our candidate pipelines, recruit at industry conferences, and encourage our employees to submit referrals, with over 36% of hires coming from internal recommendations. Collaborations with our community resource groups improve how we reach and attract minority candidates.
Development and Retention
To support employee advancement, we provide training on-the-job through coaching, feedback, and role modeling. We have a rich library of live and on-demand learning experiences such as workshops, panel discussions, speaker-based forums, and internally focused technical conferences. We curate learning libraries around our most common development needs, provide the latest technical platforms to support self-paced learning, and regularly listen to learner feedback through internal messaging channels to improve and update those topics. We offer tuition reimbursement programs and subsidize advanced technical education programs and online technical certifications. We encourage internal mobility through career expos and coaching, as well as foster mentorship connections and provide trained coaches as additional developmental support. Our strong partnerships with internal community resource groups allow us to personalize programs to address specific career development needs.
To evaluate employee sentiment and engagement, we use several listening mechanisms such as pulse surveys, a suggestion box, and an anonymous third-party hotline.
In fiscal year 2021, our overall turnover rate was 3.8%.
Compensation, Benefits, and Well-Being
Our compensation program rewards performance and is structured to encourage employees to invest in the Company’s future. Employees receive equity (except where unavailable due to local regulations) with a realized value that is tied to our stock price performance and vests over time to retain employees while simultaneously aligning their interests with those of our stockholders.
We offer comprehensive benefits to support our employees’ and their families’ well-being, including 401(k) programs in the U.S., statutory pension programs outside the U.S., our employee stock purchase program, flexible work hours and time off, and programs to address mental health, stress, and time-management challenges. We evaluate our benefit offerings globally and are committed to providing tailored benefits based on community needs, including assistance for military members, additional mental health benefits, and support for new parents, and those who wish to become parents.
Safety and COVID-19
We support our people and their families in making their health a top priority. We implemented global protocols to slow the spread of COVID-19 and to keep our workforce safe by closing our offices around the world in March 2020 for all except essential workers. We also eliminated most business travel. We provided our employees with resources to work remotely and continued to pay all employees and contractors. For essential labs and offices that remain open, we instituted appropriate safety protocols and social distancing guidelines. Additionally, we provided resources for employees, including work from home support, enhanced health coverage, reimbursement for certain work from home expenses, and learning and development resources on how to lead and manage remotely.
Diversity and Inclusion
We believe that diverse teams fuel innovation, and we are committed to a more inclusive culture that supports all employees, regardless of gender, gender identity or expression, veteran status, race, ethnicity, or disability.
We have increased our efforts to recruit, develop, and retain a more diverse workforce with a focus on those historically underrepresented in the technology field, including women, Black, and Hispanic candidates. In Fiscal 2021, we created the role of Head of Diversity, Inclusion, and Belonging, along with hiring a global diversity recruiting leader, and a Head of Strategic Initiatives to build our developer ecosystem and ensure it represents the global population.
Efforts we are undertaking include:
•Shepherding underrepresented candidates through the interviewing process, engaging employees from underrepresented communities for recruiting events and interview panels, and increased investment in minority-serving institutions and professional organizations;
•Developing an internal slate of diverse talent for open management positions, beginning semi-annual talent review sessions with executives to identify internal, diverse talent, and forming sponsorship and career acceleration programs; and
•Increasing inclusion communications and pulse surveys to measure employee sentiments
As of the end of Fiscal 2021, our global workforce was 80% men and 20% women, and 6% of our workforce in the United States was composed of Black or African American, and Hispanic or Latino employees.
Climate Change and the Environment
We drive operational excellence to reduce our environmental impact. Our rapid and significant business growth and the urgent climate action imperative mean that we must focus on expanding strategically, managing our operations efficiently, and sourcing low-carbon and renewable forms of energy to avoid growth in our greenhouse gas (GHG) emissions footprint.
After meeting our goal of a 15 percent reduction in scope 1 and 2 GHG emissions, normalized per employee, from Fiscal 2014 to Fiscal 2020, we developed a new goal to source 65 percent of our global electricity use from renewable energy by the end of Fiscal 2025.
We also integrate energy efficiency principles into our products. Whether it is creation of technology to power next-generation notebooks or designs to support high-performance supercomputers, improving energy efficiency is a principal goal in each step of our research, development, and design processes. As a result, graphics processing units (GPUs) are inherently more energy efficient than other ways of computation because they are optimized for throughput and performance per watt rather than absolute performance.
Public Policy Engagement and Accountability
Our Government Relations team engages in public policy advocacy to affect government action on issues of importance to our business, customers, stockholders, and employees, and to provide thought leadership to global governments on issues that directly affect our business. It is also a platform for educating policymakers through demonstrations of NVIDIA’s technology, amplifying our work in targeted areas, and collaborating with various organizations on issues of shared interest. We focus our public policy activities in artificial intelligence (AI), specifically to promote investment in core AI research, support workforce development around AI, and provide educational resources to technology policy advisors. NVIDIA may make expenditures to support or advocate particular viewpoints on public policy issues, including expenditures for intermediaries that advocate on our behalf if it is in our best interest.

NVIDIA does not make contributions of any kind (money, employee time, goods or services or employee expense reimbursements), to political parties or candidates, including any direct contributions to any intermediary organizations, such as political action committees (PAC) or lobbyists, campaign funds, or trade or industry associations and super PACs. This policy applies in all countries and across all levels of government, even where such contributions are permitted by law.

We belong to a number of trade associations worldwide, representing the interests of the technology industry, industries in which we operate and the broader business community. These organizations work to bring about industry consensus and advocacy on major public policy issues. Where required by law, we file lobbying disclosure reports with U.S. federal, state and local governments.

Our NCGC oversees our public policy engagement and accountability. Management reports to the NCGC about our policies and practices in connection with governmental relations, public policy advocacy, and related expenditures.

NVIDIA’s policies and practices related to public policy matters, including lobbying activities, trade association memberships, and related expenditures, are available on our website at https://investor.nvidia.com/governance/governance-documents/default.aspx.

Director Compensation
The CC reviews our non-employee director compensation program each year with the assistance of Exequity LLP, the CC’s independent compensation consultant, who prepares a comprehensive assessment of our program, including comparison to our Fiscal 2020 peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices. Following this review, the CC recommended no changes to our non-employee director compensation program for the year starting on the date of our 2020 Meeting, which we refer to as the 2020 Program.
The CC subsequently recommended, and the Board approved, a mix of cash and equity awards for each non-employee director with an approximate annual value of $300,000, which was slightly below the median total annual compensation paid by similarly sized technology peer companies to their non-employee directors. We do not pay additional fees for serving as a Lead Director, chairperson or member of Board committees or for meeting attendance. Directors who are also employees do not receive fees or equity compensation for service on the Board.
Cash Compensation
The cash portion of the annual retainer, representing $75,000 on an annualized basis, was paid quarterly. Each of Drs. Dabiri and Shah were paid the pro-rata portion of the annual cash retainer for service on the Board from the date of appointment to the date of our 2021 Meeting.
Equity Compensation
The value of the annual equity award, in the form of RSUs, or the 2020 Program RSUs, was $225,000. The number of shares subject to each RSU award equaled this value, divided by the average closing market price of our common stock over the 60 calendar days ending the business day before the 2020 Meeting. The RSUs were granted on the first trading day following the date of our 2020 Meeting.
To correlate the vesting of the RSUs to the non-employee directors’ service on the Board and its committees over the following year, 50% of the 2020 Program RSUs vested on November 18, 2020 (the third Wednesday in November 2020) and the remaining 50% will vest on May 19, 2021 (the third Wednesday in May 2021). If a non-employee director’s service terminates due to death, his or her RSU grants will immediately vest in full for the benefit of his or her beneficiary. Non-employee directors do not receive dividend equivalents on unvested RSUs.
In connection with Dr. Dabiri’s appointment to the Board in July 2020, he was granted on August 10, 2020: (a) an initial RSU grant with a value of $225,000, which vests as to 1/6th of the shares approximately every six months, or the Initial Dabiri RSUs, and (b) an annual RSU grant equal to the grant value of the 2020 Program RSUs, pro-rated for the period of time from Dr. Dabiri’s appointment in July 2020 to the date of our 2021 Meeting, which vest on the same schedule as the 2020 Program RSUs, with the pro-rated amount vesting on November 18, 2020 and the remainder vesting on May 19, 2021, or the 2020 Program Dabiri RSUs. The number of shares subject to the Initial Dabiri RSUs equaled the value of the grant, divided by the average closing market price of our common stock over the 60 calendar days ending the business day before Dr. Dabiri’s appointment to the Board. The number of shares subject to the 2020 Program Dabiri RSUs equaled the number of shares that would have been granted to him pursuant to the 2020 Program RSUs had Dr. Dabiri been in service as of the 2020 Meeting, but pro-rated to reflect the period of service between the date of appointment of Dr. Dabiri to the Board and the date of the 2021 Meeting. If Dr. Dabiri’s service terminates due to death, his RSU grants will immediately fully vest. He does not receive dividend equivalents on unvested RSUs. The grants to Dr. Dabiri occurred on the sixth business day of the calendar month following the date of his appointment, in alignment with our typical grant procedures for new employees.
In connection with Dr. Shah’s appointment to the Board in November 2020, she was granted on December 8, 2020: (a) an initial RSU grant with a value of $225,000, which vests as to 1/6th of the shares approximately every six months, or the Initial Shah RSUs, and (b) an annual RSU grant equal to the grant value of the 2020 Program RSUs, pro-rated for the period of time from Dr. Shah’s appointment in November 2020 to the date of our 2021 Meeting, which will vest in full on May 19, 2021, or the 2020 Program Shah RSUs. The number of shares subject to the Initial Shah RSUs equaled the value of the grant, divided by the average closing market price of our common stock over the 60 calendar days ending the business day before Dr. Shah’s appointment to the Board. The number of shares subject to the 2020 Program Shah RSUs equaled the number of shares that would have been granted to her pursuant to the 2020 Program RSUs had Dr. Shah been in service as of the 2020 Meeting, but pro-rated to reflect the period of service between the date of appointment of Dr. Shah to the Board and the date of the 2021 Meeting. If Dr. Shah’s service terminates due to death, her RSU grants will immediately fully vest. She does not receive dividend equivalents on unvested RSUs. The grants to Dr.

Shah occurred on the sixth business day of the calendar month following the date of her appointment, in alignment with our typical grant procedures for new employees.
Deferral of Settlement
Non-employee directors could elect to defer settlement of RSUs upon vesting for tax planning purposes, to be issued on the earliest of (a) the date of the director’s “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), unless a six month delay would be required under such Section, (b) the date of a change in control of NVIDIA that also would constitute a “change in control event” (as defined under Treasury Regulation Section 1.409A-3(i)(5)), and (c) the third Wednesday in March of the year elected by the director, which year must have been or be no earlier than (i) 2022 for the 2020 Program Dabiri RSUs and 2020 Program Shah RSUs, (ii) 2022 for the 2020 Program RSUs, or (ii) 2024 for the Initial Dabiri RSUs and Initial Shah RSUs. Messrs. Jones, McCaffery, and Neal, Dr. Shah and Ms. Hudson elected to defer settlement of the RSUs granted to them in Fiscal 2021.
Other Compensation/Benefits
Our non-employee directors are reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs pursuant to our Corporate Governance Policies. However, we do not offer change-in-control benefits to our directors, except for the vesting acceleration provisions in our equity plans that apply to all holders of stock awards under such plans in the event that an acquirer does not assume or substitute for such awards.
Director Compensation for Fiscal 2021

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)		Total ($)
Robert K. Burgess	75,000	266,338		341,338
Tench Coxe	75,000	266,338		341,338
John O. Dabiri (2)	48,030	558,145	(3)	606,175
Persis S. Drell	75,000	266,338		341,338
James C. Gaither (4)	37,500	—		37,500
Dawn Hudson	75,000	266,338		341,338
Harvey C. Jones	75,000	266,338		341,338
Michael G. McCaffery	75,000	266,338		341,338
Stephen C. Neal	75,000	266,338		341,338
Mark L. Perry	75,000	266,338		341,338
A. Brooke Seawell	75,000	266,338		341,338
Aarti Shah (5)	23,550	440,688	(6)	464,238
Mark A. Stevens	75,000	266,338		341,338
(1)     Amounts shown in this column do not reflect dollar amounts actually received by the director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718, or FASB ASC Topic 718, for all RSU awards granted during Fiscal 2021. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. On June 10, 2020, each non-employee director serving on the Board received his or her RSU grant for 712 shares. The grant date fair value per share for these awards as determined under FASB ASC Topic 718 was $374.07.
(2)     Dr. Dabiri joined the Board in July 2020.
(3)     On August 10, 2020, Dr. Dabiri received: (a) in connection with his appointment, an initial RSU grant for 620 shares, with a grant date fair value per share as determined under FASB ASC Topic 718 of $444.77, and (b) as compensation for his service on the Board through the date of the 2021 Meeting, a pro-rated RSU grant for 633 shares, with a grant date fair value per share as determined under FASB ASC Topic 718 of $446.11.
(4)    Mr. Gaither retired from our Board effective June 9, 2020.
(5)     Dr. Shah joined the Board in November 2020.
(6)     On December 8, 2020, Dr. Shah received: (a) in connection with her appointment, an initial RSU grant for 426 shares, with a grant date fair value per share as determined under FASB ASC Topic 718 of $532.08, and (b) as compensation for her service on the Board through the date of the 2021 Meeting, a pro-rated RSU grant for 401 shares, with a grant date fair value per share as determined under FASB ASC Topic 718 of $533.72.

The following table provides information regarding the aggregate number of unvested RSUs and unexercised stock options held by each of our non-employee directors as of January 31, 2021:

Name	RSUs	Stock Options	Name	RSUs	Stock Options
Robert K. Burgess	356	38,041	Michael G. McCaffery	356	—
Tench Coxe	356	—	Stephen C. Neal	1,066	—
John O. Dabiri	873	—	Mark L. Perry	356	—
Persis S. Drell	356	—	A. Brooke Seawell	356	—
James C. Gaither (1)	—	—	Aarti Shah	827	—
Dawn Hudson	356	—	Mark A. Stevens	356	—
Harvey C. Jones	356	—
(1)    Mr. Gaither retired from our Board effective June 9, 2020.
The following aggregate number of vested RSUs for which settlement was previously deferred were ultimately issued in Fiscal 2021: 963 RSUs for Dr. Drell, 2,221 RSUs for Mr. Gaither, 19,551 RSUs for Ms. Hudson, and 963 RSUs for Mr. McCaffery.

Review of Transactions with Related Persons
It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the NCGC in compliance with the Company’s policies and the Listing Standards of The Nasdaq Global Select Market. Except as discussed below, we did not conduct any transactions with related persons in Fiscal 2021 that would require disclosure in this proxy statement or approval by the NCGC.
Transactions with Related Persons
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. We intend to execute similar agreements with our future executive officers and directors.
See the section below titled Employment, Severance and Change-in-Control Arrangements for a description of the terms of the 2007 Plan, related to a change-in-control of NVIDIA.
During Fiscal 2021, we granted RSUs to our non-employee directors, and RSUs and PSUs to our executive officers. See the section above titled Director Compensation and the section below titled Executive Compensation.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information as of March 22, 2021 as to shares of our common stock beneficially owned by each of our NEOs, each of our directors, all of our directors and executive officers as a group, and all known by us to be beneficial owners of 5% or more of our common stock. Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable, or PSUs or RSUs that will vest, within 60 days of March 22, 2021.
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders, other than percentages of beneficial ownership, is based solely on Schedules 13G/A filed with the SEC. Unless otherwise indicated and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Percentages are based on 622,345,126 shares of our common stock outstanding as of March 22, 2021, adjusted as required by SEC rules.

Name of Beneficial Owner	Shares Owned		Shares Issuable Within 60 Days	Total Shares Beneficially Owned	Percent
NEOs:
Jen-Hsun Huang	21,375,455	(1)	1,325,000	22,700,455	3.65%
Colette M. Kress	98,873	(2)	—	98,873	*
Ajay K. Puri	134,755	(3)	—	134,755	*
Debora Shoquist	59,896		—	59,896	*
Timothy S. Teter	34,609	(4)	—	34,609	*
Directors, not including Mr. Huang:
Robert K. Burgess	6,250		28,897	35,147	*
Tench Coxe	1,145,596	(5)	356	1,145,952	*
John O. Dabiri	195		356	551	*
Persis S. Drell	16,515		356	16,871	*
Dawn Hudson	31,037		—	31,037	*
Harvey C. Jones	257,732	(6)	—	257,732	*
Michael G. McCaffery	8,504		—	8,504	*
Stephen C. Neal	1,038	(7)	—	1,038	*
Mark L. Perry	52,379	(8)	356	52,735	*
A. Brooke Seawell	130,000	(9)	356	130,356	*
Aarti Shah	—		—	—	*
Mark A. Stevens	1,607,697	(10)	356	1,608,053	*
Directors and executive officers as a group (17 persons)	24,960,531	(11)	1,356,033	26,316,564	4.23%
5% Stockholders:
The Vanguard Group, Inc.	47,986,507	(12)	—	47,986,507	7.71%
BlackRock, Inc.	44,799,146	(13)	—	44,799,146	7.20%
FMR LLC	43,732,734	(14)	—	43,732,734	7.03%
* Represents less than 1% of the outstanding shares of our common stock.
(1)Includes (a) 15,639,909 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust, u/a/d May 1, 1995, or the Huang Trust; (b) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (c) 557,000 shares of common stock held by The Huang 2012 Irrevocable Trust, of which Mr. Huang and his wife are co-trustees; (d) 747,390 shares of common stock held by The Jen-Hsun Huang 2016 Annuity Trust II, of which Mr. Huang is trustee; (e) 747,390 shares of common stock held by The Lori Lynn Huang 2016 Annuity Trust II, of which Mr. Huang’s wife is trustee; and (f) 1,251,950 shares of common stock held by The Huang Irrevocable Remainder Trust u/a/d 2/19/2016, of which Mr. Huang and his wife are co-trustees. By virtue of their status as co-trustees of the Huang Trust, The Huang 2012 Irrevocable Trust, and The Huang Irrevocable Remainder Trust, each of Mr. Huang and his wife may be deemed to have shared beneficial ownership of the shares referenced in (a), (b), (c) and (f), and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such shares.

(2)Includes 100 shares held by son 1 and 100 shares held by son 2.
(3)Includes (a) 64,152 shares of common stock held by the Ajay K Puri Revocable Trust dtd 12/10/2015, of which Mr. Puri is the trustee and of which Mr. Puri exercises sole voting and investment power, and (b) 40,034 shares of common stock held by The Puri 2019 Irrevocable Children’s Trust dtd 12/06/2019, of which Mr. Puri is one of the trustees. Mr. Puri disclaims beneficial ownership of the shares held by the The Puri 2019 Irrevocable Children’s Trust, except to the extent of his pecuniary interest therein.
(4)Includes 28,972 shares of common stock held by the Horne Teter Family Living Trust, dated February 1, 2019, of which Mr. Teter is a co-trustee and exercises shared voting and investment power.
(5)Includes (a) 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power, and (b) 964,421 shares of common stock held in The Coxe Revocable Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership on the shares held by The Coxe Revocable Trust, except to the extent of his pecuniary interest therein. Mr. Coxe shares pecuniary interest in shares held in his individual name pursuant to a contractual relationship.  Mr. Coxe disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.
(6)Includes 226,970 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power.
(7)Includes (a) 475 shares of shares of common stock held by the 2013 Stephen C. Neal Revocable Trust, of which Mr. Neal is trustee and of which Mr. Neal exercises sole voting and investment power, and (b) 563 shares of common stock held by the Neal/Rhyu Revocable Trust dated 05/05/2017, of which Mr. Neal is a co-trustee and exercises shared voting and investment power.
(8)Includes 40,000 shares of common stock held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.
(9)Consists of shares of common stock held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.
(10)Includes 1,450,867 shares of common stock held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.
(11)Includes shares owned by all directors and executive officers.
(12)This information is based solely on a Schedule 13G/A, dated February 8, 2021, filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. reporting its beneficial ownership as of December 31, 2020. The Schedule 13G/A reports that Vanguard has sole voting power with respect to 0 shares and sole dispositive power with respect to 45,254,544 shares. Vanguard is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(13)This information is based solely on a Schedule 13G/A, dated January 29, 2021, filed with the SEC on January 29, 2021 by BlackRock, Inc. reporting its beneficial ownership as of December 31, 2020. The Schedule 13G/A reports that BlackRock has sole voting power with respect to 38,561,253 shares and sole dispositive power with respect to 44,799,146 shares. BlackRock is located at 55 East 52nd Street, New York, New York 10055.
(14)This information is based solely on a Schedule 13G/A, dated February 5, 2021, filed with the SEC on February 8, 2021 by FMR LLC reporting its beneficial ownership as of December 31, 2020. The Schedule 13G/A reports that FMR has sole voting power with respect to 10,949,179 shares and sole dispositive power with respect to 43,732,734 shares. FMR is located at 245 Summer Street, Boston, Massachusetts 02210.

Proposal 2—Approval of Executive Compensation

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve our Fiscal 2021 NEO compensation.
Vote required: A majority of the shares present or represented by proxy.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay”, to approve the Fiscal 2021 compensation paid to our NEOs as disclosed in the CD&A, the compensation tables and the related narrative disclosure contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.
In response to our stockholders’ preference, our Board has adopted a policy of providing for annual “say-on-pay” votes.
This advisory proposal is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the CC intend to consider the results of this vote in making determinations in the future regarding NEO compensation arrangements.
Recommendation of the Board
The Board recommends that our stockholders adopt the following resolution:
“RESOLVED, that the Fiscal 2021 compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Executive Compensation
Compensation Discussion and Analysis
This CD&A describes our Fiscal 2021 executive compensation goals, philosophies and program design, including the CC’s process for determining compensation, the various components of pay, and how our corporate results affected performance-based payout. Our Fiscal 2021 NEOs were:

Jen-Hsun Huang	Colette M. Kress	Ajay K. Puri	Debora Shoquist	Timothy S. Teter
President and CEO	EVP and CFO	EVP, Worldwide Field Operations	EVP, Operations	EVP, General Counsel and Secretary
Fiscal 2021 Executive Compensation Highlights
Despite the challenges of the COVID-19 pandemic, in Fiscal 2021, we enhanced our networking technologies by completing the acquisition of Mellanox Technologies, Ltd., launched the NVIDIA Ampere GPU architecture for our Gaming and Data Center platforms, and announced a partnership with Mercedes-Benz to introduce software-defined, intelligent vehicles using end-to-end NVIDIA technology. On the strength of our Gaming and Data Center market platforms, we achieved record revenue for the Company, which directly impacted the performance payouts under our executive compensation program.
NVIDIA’s executive compensation program in Fiscal 2021 continued to be guided by a pay for performance philosophy, and was designed to align NEO compensation with the interests of our stockholders. The overall design of the program remained consistent year-over-year, with the following Fiscal 2021 NEO pay highlights:
Components of Pay

BASE SALARY	+	VARIABLE CASH	+	EQUITY
		based on annual revenue		RSUs vesting over 4 years (all NEOs other than our CEO)
SY PSUs based on annual Non-GAAP Operating Income, vesting over 4 years
MY PSUs based on 3-year TSR relative to the S&P 500, vesting after completion of the performance period

Target Pay Adjustments	Performance Achievement; Maximum Payouts
•Increase in proportion of “at-risk” target pay to 94% of CEO target pay and 88% of other NEO target pay	•Revenue and Non-GAAP Operating Income each adjusted to exclude the impact of acquisitions completed during Fiscal 2021
•Increased CEO target variable cash to 150% of base salary (representing 25th percentile of peers) •No other changes to NEO base salary or target variable cash for the third consecutive year	Revenue, as adjusted, exceeded Stretch Operating Plan goal	Variable cash payout at 200% of target
•Target equity increased by 51% for CEO and by 111% for other NEOs, after no significant increases in the last three years	Non-GAAP Operating Income, as adjusted, exceeded Stretch Operating Plan goal	200% (150% for CEO) of target PSU shares eligible to vest

Increased Performance Goals	3-year relative TSR exceeded Stretch goal	200% (150% for CEO) of target PSU shares eligible to vest
•Fiscal 2021 revenue and Non-GAAP Operating Income Threshold goals set above Fiscal 2020 performance
•No adjustments to performance goals due to COVID-19

Our Compensation Philosophy and Practices
NVIDIA’s mission is to develop revolutionary technology that improves lives. To achieve this vision, we must attract and retain a high-caliber executive team while balancing our stockholders’ interests. While our CC considers numerous factors in making executive pay decisions, our compensation program is guided by the following goals and philosophies:
•Pay for Performance: emphasize at-risk and performance-based cash and equity for NEOs based on multiple corporate metrics
•Provide Competitive Pay: NEO target compensation should be competitive with our peers; reflects job impact, scope, and responsibilities; and is structured to attract and retain talent
•Stockholder Alignment: structure NEO pay to align with stockholders’ long-term interests and make adjustments in response to feedback received through our annual stockholder engagement and our annual “say-on-pay” vote
•Simplicity and Transparency: utilize clear, simple performance metrics that are defined and reported publicly
Our executive compensation program adheres to the following practices:

What We Do	What We Don’t Do
✓Emphasize at-risk, performance-based compensation, with objective and distinct goals for each such component
✓Include multi-year PSU awards
✓Use annual and 3-year performance targets to help determine SY PSU and MY PSU awards earned, respectively
✓Require NEOs to provide continuous service for 4 years to fully vest in SY PSU and RSU awards
✓Evaluate and adjust our program annually based on stockholder and corporate governance group feedback
✓Minimize excessive risk-taking
✓Cap performance-based variable cash and PSU payouts
✓Retain an independent compensation consultant reporting directly to the CC
✓Require NEOs to maintain meaningful stock ownership
✓Maintain a clawback policy for performance-based compensation

X Enter into agreements with NEOs providing for specific terms of employment or severance benefits
X Give our executive officers special change-in-control benefits
X Provide automatic equity vesting upon a change-in-control (except for the provisions in our equity plans that apply to all employees if an acquiring company does not assume or substitute our outstanding stock awards)
X Give NEOs supplemental retirement benefits or perquisites that are not available to all employees
X Provide tax gross-ups
X Reprice stock options without stockholder approval
X Pay dividends or the equivalent on unearned or unvested equity
X Permit executive officers, employees or directors to hedge their ownership of NVIDIA stock or to pledge NVIDIA stock as collateral for a loan

How We Determine Executive Compensation
Our CC managed our Fiscal 2021 executive compensation program according to the cycle below:

Nov - Dec 2019	Dec 2019	Mar 2020	Mar 2021	Apr 2021
Members of management and the Board, including our Lead Director, engaged in stockholder outreach	CC determined peer companies	CC determined performance goals and compensation, prior to the full onset of the COVID-19 pandemic and the acquisition of Mellanox and other strategic acquisitions	CC certified achievement, excluding impacts of acquisitions completed during Fiscal 2021, and payouts	Completed compensation risk assessment; disclose executive compensation program details
Roles of the CC, Compensation Consultant and Management
Our CC solicits the input of Mr. Huang and the CC’s independent compensation consultant, Exequity, which reports directly to our CC. The roles of our CC, Exequity, and management, including our CEO, CFO, and Human Resources and Legal departments, in setting our Fiscal 2021 NEO compensation program are summarized below.

At the CC’s direction, Exequity and management recommended a peer group for our program, which was approved by the CC. Management then gathered peer data from the Radford Global Technology Survey, which was considered by Exequity in its analysis of Mr. Huang’s compensation, and by Mr. Huang in his recommendations on our other NEOs’ compensation, for Fiscal 2021. The CC considered Exequity’s advice, Mr. Huang’s recommendations, and management’s proposed Fiscal 2021 performance goals prior to making its final and sole decision on all Fiscal 2021 NEO compensation. Exequity also advised the CC on the Fiscal 2021 compensation risk analysis prepared by management. Finally, the CC also certified performance-based compensation payouts for the applicable periods ended Fiscal 2021.
During Fiscal 2021, our CC continued to use Exequity for its experience working with our CC and with compensation committees at other technology companies. Our CC analyzed whether Exequity’s role raised any conflict of interest, considering: (i) Exequity does not provide any services directly to NVIDIA (although we pay Exequity on the CC’s behalf), (ii) the percentage of Exequity’s total revenue resulting from fees paid by us on the CC’s behalf, (iii) Exequity’s conflict of interest policies and procedures, (iv) any business or personal relationship between Exequity and an NEO, or between Exequity’s individual compensation advisors and an NEO or any member of our CC, and (v) any NVIDIA stock owned by Exequity or its individual compensation advisors. After considering these factors, our CC determined that Exequity’s work did not create any conflict of interest.
Peer Companies and Market Compensation Data
We believe our peers should be companies that (1) compete with us for executive talent; (2) have established businesses, market presence, and complexity similar to us; and (3) are generally of similar size to us, as measured by revenue and/or market capitalization at roughly 0.5-3.5x of us. At the time our CC determined our Fiscal 2021 peer group in December 2019, our revenue and market capitalization, compared to the median of our peer group companies, was as follows:

	Revenue	Market Capitalization
Fiscal 2021 Peer Group Median	$22.26 billion	$122.83 billion
NVIDIA	$10.02 billion	$130.47 billion
After consultation with management, the CC determined that the existing peer group continued to be appropriate and did not make changes to our peer group for Fiscal 2021:

Fiscal 2021 Peer Group
Adobe Inc.	Cisco Systems, Inc.	Intuit Inc.	Qualcomm Incorporated	Tesla, Inc.
Advanced Micro Devices, Inc.	IBM	Oracle Corporation	Salesforce.com, Inc.	Texas Instruments
Broadcom Limited	Intel Corporation	PayPal	SAP	VMware, Inc.
Our CC reviews market practices and compensation data from the Radford survey for peer companies’ comparably situated executives when determining the components of our executive compensation program as well as total compensation. The CC compares the total compensation opportunity for our NEOs and similarly situated executives at the 50th percentile of peer company data, and also considers the factors below in determining NEO compensation opportunities.

Factors Used in Determining Executive Compensation
In addition to peer data, our CC considers the following factors in making executive compensation decisions. The weight given to each factor may differ among NEOs and each component of pay, and is subject to the CC’s sole discretion.

✓ The need to attract and retain talent in a highly competitive industry
✓ Stockholder feedback regarding our executive pay
✓ The simplicity of the overall program and the transparency of the performance metrics
✓ An NEO’s past performance and anticipated future contributions
✓ Our financial performance and forecasted results
✓ The need for NEOs to address new business challenges
✓ Each NEO’s current total compensation
✓ Each NEO’s unvested equity

✓ Internal pay equity relative to similarly situated executives and the scope and complexity of the department(s) or function(s) the NEO manages
✓ Our CEO’s recommendations for the other NEOs, including his understanding of each NEO’s performance, capabilities, contributions
✓ Our CC’s independent judgment
✓ Our philosophy that an NEO’s total compensation opportunity and percentage of at-risk pay should increase with responsibility
✓ The total compensation cost and stockholder dilution from executive compensation, to maintain a responsible cost structure for our compensation programs*

* See Note 4, Stock-Based Compensation of our Form 10-K consolidated financial statements for a discussion of stock-based compensation cost.

Components of Pay
Taking into account (i) the Company’s Fiscal 2021 outlook at the time of determining executive compensation (which occurred in early March 2021 prior to the full onset of the COVID-19 pandemic), (ii) stockholder feedback from our annual outreach efforts, and (iii) strong Fiscal 2020 say-on-pay approval, the CC maintained the same elements for our executive pay program for Fiscal 2021, with some adjustments to further strengthen the link between corporate performance and NEO pay, including an increase to the proportion of pay that is at-risk. The primary components of NVIDIA’s Fiscal 2021 executive compensation program are summarized below:

	Fixed Compensation	At-Risk Compensation
	Base Salary	Variable Cash	SY PSUs	MY PSUs	RSUs (1)
Form	Cash	Cash	Equity	Equity	Equity
Who Receives	NEOs	NEOs	NEOs	NEOs	NEOs except our CEO
When Granted or Determined	Annually in March	Annually in March	Granted annually in March	Granted annually in March	Granted annually in March
When Paid, Earned, or Issued	Retroactively paid to start of fiscal year, via semi-monthly payroll	If a goal is achieved, earned after fiscal year end, paid in March	Shares eligible to vest determined after fiscal year end based on performance achieved; if a goal is achieved, shares issued on each vesting date, subject to the NEO’s continued service	Shares eligible to vest determined after 3rd fiscal year end based on performance achieved; if a goal is achieved, shares issued on the sole vesting date, subject to the NEO’s continued service	Issued on each vesting date, subject to the NEO’s continued service
Performance Measure	N/A	Revenue (determines cash payout)	Non-GAAP Operating Income (determines number of shares eligible to vest)	TSR relative to the S&P 500 (determines number of shares eligible to vest)	N/A
Performance Period	N/A	1 year	1 year	3 years	N/A
Vesting Period	N/A	N/A	4 years from grant	3 years from grant	4 years from grant
Vesting Terms	N/A	N/A	If at least Threshold achieved, 25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter	If at least Threshold achieved, 100% on approximately the 3-year anniversary of the grant date	25% on approximately the 1-year anniversary of the grant date; 6.25% quarterly thereafter
Timeframe Emphasized	Annual	Annual	Long-term	Long-term	Long-term
Purpose	Compensate for expected day-to-day performance	Reward for annual corporate financial performance	Align with stockholder interests by linking NEO pay to annual operational performance	Align with long-term stockholder interests by linking NEO pay to multi-year relative shareholder return	Align with stockholder interests by linking NEO pay to the performance of our common stock
Maximum Amount That Can Be Earned	N/A	200% of target award opportunity under our Variable Cash Plan	150% of Mr. Huang’s SY PSU target opportunity and 200% of our other NEOs’ respective SY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	150% of Mr. Huang’s MY PSU target opportunity and 200% of our other NEOs’ respective MY PSU target opportunity Ultimate value delivered depends on stock price on date earned shares vest	100% of grant Ultimate value delivered depends on stock price on date shares vest
(1) Our CC considers RSUs to be at-risk pay because the realized value depends on our stock price, which is a financial performance measure.
(2) Based on total target pay as approved by the CC, consisting of base salary, target opportunity under our Variable Cash Plan, and target value of equity opportunities the CC intended to deliver.

We provide medical, vision, dental, and accidental death and disability insurance as well as time off and paid holidays for our NEOs, on the same basis as our other employees. Like other employees, our NEOs are eligible to participate in our 2012 ESPP, unless otherwise prohibited by the rules of the Internal Revenue Service, and our 401(k) plan, which included a Company match of salary deferral contributions of up to $6,500 for calendar 2020, which increased to up to $7,000 for calendar 2021. For Fiscal 2021, Mr. Puri, Mr. Teter and Ms. Kress each received a $7,000 401(k) match, while Mr. Huang and Ms. Shoquist each received matches of $6,500.
Compensation Actions and Achievements
Stockholder Outreach and Feedback
We value stockholder feedback and conduct an annual stockholder outreach program. During the Fall of 2019, in preparing for Fiscal 2021 compensation decisions, we contacted our top institutional holders who held 1% or more of our stock (with the exception of brokerage firms and index funds who we know do not engage in direct conversations), with an aggregate ownership of approximately 31% of our common stock outstanding. Members of management and the Board, including our Lead Director, ultimately discussed executive compensation with representatives of stockholders holding an aggregate of approximately 19% of our common stock. Our stockholders generally provided positive feedback on our pay for performance alignment and the simplicity of our executive compensation program design.
After considering their feedback, and our Fiscal 2020 say-on-pay approval rate of 95%, our CC determined to maintain the same general elements and metrics for our Fiscal 2021 NEO pay program, but increased the rigor of the corporate goals and increased the proportion of “at-risk” target pay to further align pay with performance, as described below. In the Fall of 2020, members of management and the Board, including our Lead Director and a member of our CC, again engaged in stockholder outreach. The CC considered the feedback from these meetings in making decisions regarding the current Fiscal 2022 executive compensation program.
Total Target Compensation Approach
Our CC reviewed each NEO’s total target pay opportunity and distribution across different pay elements. Our CC compared Mr. Huang’s base salary, target variable cash opportunity, target equity opportunity, and total target pay against chief executives of our peer companies. For our other NEOs, our CC reviewed their respective total target pay against similarly situated executives of our peer companies. The CC also considered the factors discussed above in Factors Used in Determining Executive Compensation and the CC’s specific compensation objectives for Fiscal 2021. Our CC did not use a single formula or assign a specific weight to any one factor in determining each NEO’s target pay. Instead, our CC used its business judgment and experience to set total target compensation, mix of cash and equity, and fixed and at-risk pay opportunities for each NEO to achieve our program’s objectives. When the CC set each element of pay for an NEO, it considered the context of the levels of the other pay elements, and the resulting total target pay for such NEO. These amounts and structure allowed our NEOs to realize above-market value from equity awards and variable cash incentives only upon exceptional corporate performance.
For Fiscal 2021, the CC considered that NEO target pay had been kept essentially flat for the last three years, and made adjustments to better align each NEO’s total target pay with those of similarly situated executives at our peer companies. As a result, Mr. Huang’s total target pay increased by approximately 46% and each other NEO’s total target pay increased by an average of 76%, with all increases pertaining to at-risk pay opportunities only.
While the CC generally made no changes to base salary and target variable cash compared to the prior year, it did increase Mr. Huang’s target variable cash to 150% of his base salary, which brought his target variable cash compensation, as a percentage of his base salary, to the 25th percentile of peer company chief executive officers. For our other NEOs, the CC increased their respective target equity opportunities due to their increased responsibilities and scope, to better align their pay with those of peer executives, as well as to provide for retention.
Continued Emphasis on Long-Term, At-Risk, Performance-Based Equity Awards
For Fiscal 2021, the CC decided that the largest portion of NEOs’ total target pay would remain in the form of at-risk, performance-based equity. The CC believes an emphasis on long-term, at-risk opportunities drives results and increases NEO and stockholder alignment, while providing sufficient annual cash compensation to be competitive and retain our NEOs. The PSUs and RSUs provide long-term incentives and retention benefits because our NEOs must achieve, for PSUs, the predetermined performance goal and also, for both PSUs and RSUs, remain with us for a multi-year period (3 years for MY PSUs and 4 years for SY PSUs and RSUs) to fully vest in the awards.

The CC concluded that, given Mr. Huang’s position as CEO, 100% of his equity grants should be at-risk and performance-based, tightly aligning his interests with stockholders. Consistent with its practice in recent years, the CC granted Mr. Huang’s target equity opportunity 100% in the form of SY PSUs (which value is aligned with Non-GAAP Operating Income performance) and MY PSUs (which value is aligned with relative stock price performance). For each of our other NEOs, the CC provided 40% of the target equity opportunity in the form of RSUs and 60% of the target equity opportunity in the form of PSUs. The CC, after considering our CEO’s recommendations, determined this mix provided an appropriate balance, by placing a greater emphasis on awards contingent upon performance goal achievement while still providing a meaningful amount of time-vesting RSUs to encourage retention and to reward our other NEOs, in line with our stock performance over the long-term.
The CC evaluated market positioning, internal pay equity, individual performance, and level of unvested equity to determine a target equity opportunity value for our NEOs. Because our CEO’s target equity opportunity value had been kept constant for the preceding three years, the CC felt it was appropriate to increase the value for Fiscal 2021 to bring that portion of pay closer to the median of peer company chief executive officers, representing an increase of 51% from Fiscal 2020. The target equity opportunity values for our other NEOs represented an average increase of 111% from Fiscal 2020, which the CC felt was appropriate due to their increased responsibilities and scope, to bring those portions of pay closer to the median of peer company executives, as well as to provide for retention. To determine actual shares awarded, the CC used the eight-week trailing average of our stock price ending the week prior to the date of grant, reducing the impact of daily volatility on compensation decisions. This average stock price determined the number of RSUs and the target numbers of SY PSUs and MY PSUs.

The target numbers of SY PSU and MY PSU shares were eligible to vest upon our achievement of the Base Operating Plan Non-GAAP Operating Income performance goal for Fiscal 2021, and the Target TSR performance goal relative to the S&P 500 over a 3-year period starting at the beginning of Fiscal 2021, respectively. No shares were eligible to vest if at least Threshold performance was not achieved. Shares underlying any PSUs that are not earned are cancelled.
If the Company achieved at least Threshold performance, the minimum number of shares eligible to vest was 50% of the SY PSU target opportunity and 25% of the MY PSU target opportunity. If the Company achieved at least Stretch Operating Plan performance for SY PSUs (or Stretch performance for MY PSUs), the maximum number of shares eligible to vest was capped at 150% of Mr. Huang’s, and 200% of our other NEOs’ respective, PSU target opportunities.

Goals for and Achievement of Performance-Based Compensation
Based on the Fiscal 2021 strategic plan as approved by the Board, the CC set performance metrics and goals, and certified the Company’s performance achievement with resulting payouts to our NEOs, as set forth below:

PERFORMANCE METRICS
	Variable Cash Plan	SY PSUs	MY PSUs
Metric	Revenue	Non-GAAP Operating Income	TSR relative to the S&P 500
Timeframe	1 year	1 year	3 years
CC’s Rationale for Metric
Drives value, contributes to Company’s long-term success
Focuses on growth in new and existing markets
Exclusion of impact from acquisitions to align with stockholder interests
Distinct, separate metric from Non-GAAP Operating Income

Drives value, contributes to Company’s long-term success
Reflects our annual revenue generation and effective operating expense management
Exclusion of impact from acquisitions to align with stockholder interests
Distinct, separate metric from revenue

Aligns directly with long-term shareholder value creation
Provides comparison of our stock price performance, including dividends, against a capital market index in which we compete
Relative performance goal accounts for macroeconomic factors impacting the market

PERFORMANCE GOALS
	Variable Cash Plan		SY PSUs		MY PSUs
	Fiscal 2021 Performance Goal	Payout as a % of Target Opportunity (1)	Fiscal 2021 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity (1)	Fiscal 2019 - Fiscal 2021 Performance Goal	Shares Eligible to Vest as a % of Target Opportunity (1)
Threshold	$12.0 billion	50%	$4.0 billion	50%	25th percentile	25%
Base Operating Plan (Target for MY PSUs)	$12.7 billion	100%	$4.4 billion	100%	50th percentile	100%
Stretch Operating Plan (Stretch for MY PSUs)	$13.3 billion	200%	$4.8 billion	150% for CEO; 200% for other NEOs	75th percentile	150% for CEO; 200% for other NEOs

PERFORMANCE ACHIEVEMENT AND PAYOUTS
	Variable Cash Plan		SY PSUs		MY PSUs
Performance	Revenue, as adjusted, of $15.0 billion*		Non-GAAP Operating Income, as adjusted, of $6.1 billion*		3-year TSR of 157% 97th percentile of S&P 500
Payout	200% of target		150% of CEO’s (200% of other NEOs’) target eligible to vest (2)		150% of CEO’s (200% of other NEOs’) target eligible to vest (3)
(1)For achievement between Threshold and Base Operating Plan (or Target for MY PSUs) and between Base Operating Plan (or Target for MY PSUs) and Stretch Operating Plan (or Stretch for MY PSUs), payouts would be determined using straight-line interpolation. Achievement less than Threshold would result in no payout, and exceeding Stretch Operating Plan (or Stretch for MY PSUs) would result in the capped maximum payout.
(2)25% of the eligible SY PSU shares vested on March 17, 2021, approximately one year after grant, and 6.25% will vest every quarter thereafter for the next three years.
(3)100% of the eligible MY PSUs vested on March 17, 2021, after the 3-year performance period.
* Revenue, on an adjusted basis, is GAAP revenue, as the Company reports in its respective earnings materials, excluding the impact of acquisitions completed during the applicable fiscal year. Non-GAAP Operating Income, on an adjusted basis, is GAAP operating income as the Company reports in its respective earnings materials, excluding stock-based compensation expense, acquisition-related costs, legal settlement costs and other costs, and the estimated unaudited operating income and costs associated with acquisitions completed during the applicable fiscal year.
Each of the performance goal levels as described above were set by the CC with the following objectives:
•Threshold was uncertain, but attainable and high enough to create modest value; represented an appropriately decelerated payout for performance below Base Operating Plan (Target for MY PSUs)
•Base Operating Plan (Target for MY PSU) was uncertain but attainable with significant effort and execution success; included budgeted investments in future businesses and revenue growth (and for PSUs, gross margin growth) considering macroeconomic conditions and reasonable but challenging growth estimates for ongoing and new businesses
•Stretch Operating Plan (Stretch for MY PSU) required exceptional achievement; only possible with strong market factors and a very high level of management execution and corporate performance

At the time the CC established the Fiscal 2021 goals, the Company had executed a definitive agreement to acquire Mellanox. However, due to uncertainty around the likelihood and timing of the receipt of required regulatory approvals as well as regarding the closing of the transaction, the CC believed that in order to best align our executives’ interests with those of our stockholders and to remain consistent with our pay for performance philosophy, the Fiscal 2021 performance goals should exclude the additional revenue and estimated unaudited operating income and costs generated by the acquisition of Mellanox and other acquisitions completed during Fiscal 2021.
In accordance with the performance goals and methodology established by the CC in early Fiscal 2021, the CC excluded the additional revenue and the estimated unaudited operating income and costs generated by acquisitions completed during Fiscal 2021 in its certification of Fiscal 2021 results. Such exclusion had the effect of reducing the overall levels of revenue and Non-GAAP Operating Income. The CC determined the foregoing approach best aligned our executives’ interests with those of our stockholders and remained consistent with our pay for performance philosophy.
Achievement of goals for Fiscal 2020 and Fiscal 2021 MY PSU grants will be determined after January 2022 and January 2023, respectively.
Target Fiscal 2021 Compensation Actions
The CC’s target Fiscal 2021 compensation actions are summarized below for each NEO, reflecting the target value of the variable cash and equity opportunities the CC intended to deliver, as well as the variable cash earned and PSUs which became eligible to vest. The CC considered the factors set forth in Factors Used in Determining Executive Compensation above to set the total target pay opportunity for each NEO and to make the Fiscal 2021 changes to NEO target pay opportunity, which are described in Compensation Actions and Achievement - Total Target Compensation Approach above.

Jen-Hsun Huang		Target Pay ($)	Fiscal 2021 Compensation Actions
President & CEO	Base Salary	1,000,000	No change from Fiscal 2020
	Variable Cash	1,500,000	Up 36% from Fiscal 2020 target to balance market competitiveness with peer company chief executive officers; earned at $3,000,000
	Equity	15,000,000	Up 51% from Fiscal 2020 target after being kept flat over last 3 years
	SY PSUs	10,000,086	38,727 shares Target opportunity; 58,090 shares became eligible to vest
	MY PSUs	4,999,914	19,363 shares Target opportunity
	Total	17,500,000	Up 46% from Fiscal 2020 target

Colette M. Kress		Target Pay ($)	Fiscal 2021 Compensation Actions
EVP & CFO	Base Salary	900,000	No change from Fiscal 2020
	Variable Cash	300,000	No change from Fiscal 2020 target; earned at $600,000
	Equity	6,800,223	Up 106% from Fiscal 2020 target
	SY PSUs	3,740,058	14,484 shares Target opportunity; 28,968 shares became eligible to vest
	MY PSUs	340,076	1,317 shares Target opportunity
	RSUs	2,720,089	Granted 10,534 shares
	Total	8,000,223	Up 78% from Fiscal 2020 target

Ajay K. Puri		Target Pay ($)	Fiscal 2021 Compensation Actions
EVP, Worldwide Field	Base Salary	950,000	No change from Fiscal 2020
Operations	Variable Cash	650,000	No change from Fiscal 2020 target; earned at $1,300,000
	Equity	6,400,499	Up 88% from Fiscal 2020 target
	SY PSUs	3,520,055	13,632 shares Target opportunity; 27,264 shares became eligible to vest
	MY PSUs	320,193	1,240 shares Target opportunity
	RSUs	2,560,251	Granted 9,915 shares
	Total	8,000,499	Up 60% from Fiscal 2020 target

Debora Shoquist		Target Pay ($)	Fiscal 2021 Compensation Actions
EVP, Operations	Base Salary	850,000	No change from Fiscal 2020
	Variable Cash	250,000	No change from Fiscal 2020 target; earned at $500,000
	Equity	5,900,327	Up 145% from Fiscal 2020 target
	SY PSUs	3,245,051	12,567 shares Target opportunity; 25,134 shares became eligible to vest
	MY PSUs	295,145	1,143 shares Target opportunity
	RSUs	2,360,131	Granted 9,140 shares
	Total	7,000,327	Up 100% from Fiscal 2020 target

Timothy S. Teter		Target Pay ($)	Fiscal 2021 Compensation Actions
EVP, General Counsel &	Base Salary	850,000	No change from Fiscal 2020
Secretary	Variable Cash	250,000	No change from Fiscal 2020 target; earned at $500,000
	Equity	3,900,413	Up 104% from Fiscal 2020 target
	SY PSUs	2,145,034	8,307 shares Target opportunity; 16,614 shares became eligible to vest
	MY PSUs	195,214	756 shares Target opportunity
	RSUs	1,560,165	Granted 6,042 shares
	Total	5,000,413	Up 66% from Fiscal 2020 target
Additional Executive Compensation Practices, Policies, and Procedures
Stock Ownership Guidelines
The Board believes that executive officers should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require the CEO to hold shares of our common stock valued at six times his base salary, and our other NEOs to hold shares of our common stock valued at the NEO’s respective base salary. NEOs have up to five years from appointment to reach the ownership threshold. The stock ownership guidelines are intended to further align NEO interests with stockholder interests. Each NEO currently exceeds the stock ownership requirements.
Compensation Recovery (“Clawback”) Policy
We maintain a Compensation Recovery Policy for all employees. Under this policy, if we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and if the Board or a committee of independent directors concludes that our CEO, our CFO or any other employee received a variable compensation payment that would not have been payable if the original interim or annual financial statements had reflected the Restatement, which we refer to as the Overpayment, then:
•Our CEO and our CFO will disgorge the net after-tax portion of the Overpayment; and
•The Board or the committee of independent directors in its sole discretion may require any other employee to repay the Overpayment. In using its discretion, the Board or the independent committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement and may, to the extent permitted by applicable law, recoup amounts by (1) requiring partial or full repayment by such person of any variable or incentive compensation or any gains realized on the exercise of stock options or on the open-market sale of vested shares, (2) canceling up to all and any outstanding equity awards held by such person and/or (3) adjusting the future compensation of such person.
We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act when the final regulations related to that policy are issued.
Tax and Accounting Implications
Under Section 162(m) of the Internal Revenue Code, or Section 162(m), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.

Although the CC will continue to consider tax implications as one factor in determining executive compensation, the CC also looks at other factors in making its decisions and retains the flexibility to provide compensation for the NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The CC also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Our CC also considers the impact of Section 409A of the Internal Revenue Code, and in general, our executive plans and programs are designed to comply with the requirements of that section to avoid the possible adverse tax consequences that may arise from non-compliance.
Under FASB ASC Topic 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to FASB ASC Topic 718.
Risk Analysis of Our Compensation Plans
With the oversight of the CC, members from the Company’s Legal, Human Resources and Finance departments, as well as Exequity, the independent consultant engaged by the CC, performed an assessment of the Company’s compensation programs and policies for Fiscal 2021 as generally applicable to our employees to ascertain any potential material risks that may be created by our compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout—specifically, the Company’s variable cash compensation, equity compensation, and sales incentive compensation programs. We identified the key terms of these programs, potential concerns regarding risk taking behavior, and specific risk mitigation features. The assessment was first presented to our Senior Vice President, Human Resources; our CFO; and our General Counsel, and then presented to the CC.
The CC considered the findings of the assessment described above and concluded that our compensation programs, which are structured to recognize both short-term and long-term contributions to the Company, do not create risks which are reasonably likely to have a material adverse effect on our business or financial condition.
The CC believes that the following compensation design features guard against excessive risk-taking:

✓	Our compensation program encourages our employees to remain focused on both our short-term and long-term goals
✓	We design our variable cash and PSU compensation programs for executives so that payouts are based on achievement of corporate performance targets, and we cap the potential award payout
✓	We have internal controls over our financial accounting and reporting which is used to measure and determine the eligible compensation awards under our Variable Cash Plan and our SY PSUs
✓	Financial plan target goals and final awards under our Variable Cash Plan and our SY PSUs are approved by the CC and consistent with the annual operating plan approved by the full Board each year
✓	MY PSUs are designed with a relative goal
✓	We have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct
✓	All executive officer equity awards have multi-year vesting
✓	We have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders
✓	We enforce a “no-hedging” policy and a “no-pledging” policy involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance

Summary Compensation Table for Fiscal 2021, 2020, and 2019
The following table summarizes information regarding the compensation earned by our NEOs during Fiscal 2021, 2020, and 2019. Fiscal 2021 was a 53-week year. Fiscal 2020, and 2019 were 52-week years.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2021	1,017,355	—		15,279,780	3,000,000	19,266	(3)	19,316,401
President and CEO	2020	996,514	—		9,676,920	805,444	13,402	(3)	11,492,280
	2019	996,514	—		11,611,022	1,021,900	13,402	(3)	13,642,838
Colette M. Kress	2021	915,620	—		6,595,691	600,000	9,731	(4)	8,121,042
Executive Vice President and CFO	2020	896,863	—		3,307,188	219,667	9,122	(4)	4,432,840
	2019	896,863	—		3,791,203	278,700	8,622	(4)	4,975,388
Ajay K. Puri	2021	966,487	—		6,208,052	1,300,000	33,388	(3)	8,507,927
Executive Vice President, Worldwide Field Operations	2020	946,689	—		3,410,921	475,944	23,151	(3)	4,856,705
	2019	946,689	—		3,898,599	603,850	15,428	(3)	5,464,566
Debora Shoquist	2021	864,752	—		5,722,904	500,000	21,581	(4)	7,109,237
Executive Vice President, Operations	2020	847,037	—		2,407,200	183,056	20,478	(4)	3,457,771
	2019	847,037	—		2,776,480	232,250	14,104	(4)	3,869,871
Timothy S. Teter	2021	864,752	—		3,783,191	500,000	9,921	(4)	5,157,864
Executive Vice President, General Counsel and Secretary	2020	847,037	—		1,918,173	183,056	9,122	(4)	2,957,388
	2019	847,037	450,000	(5)	2,228,115	232,250	8,622	(4)	3,766,024
(1)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year for grants of RSUs, SY PSUs, and MY PSUs, as applicable. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Operating Plan for SY PSUs and Target for MY PSUs, determined in accordance with applicable accounting standards.
Based on Stretch Operating Plan and Stretch performance in Fiscal 2021, the respective grant date fair values of SY PSUs and MY PSUs granted in Fiscal 2021 would be $11,293,920 and $7,007,385 for Mr. Huang, $6,001,079 and $886,431 for Ms. Kress, $5,587,212 and $824,917 for Mr. Puri, $5,069,877 and $748,419 for Ms. Shoquist, and $4,035,208 and $596,212 for Mr. Teter.
Based on Stretch Operating Plan and Stretch performance in Fiscal 2020, the respective grant date fair values of SY PSUs and MY PSUs granted in Fiscal 2020 would be $9,780,540 and $4,734,840 for Mr. Huang, $3,793,664 and $479,310 for Ms. Kress, $3,882,578 and $479,310 for Mr. Puri, $2,815,610 and $368,700 for Ms. Shoquist, and $2,371,040 and $368,700 for Mr. Teter.
Based on Stretch Operating Plan and Stretch performance in Fiscal 2019, the respective grant date fair values of SY PSUs and MY PSUs granted in Fiscal 2019 would be $11,108,385 and $6,308,148 for Mr. Huang, $4,300,020 and $636,408 for Ms. Kress, $4,395,576 and $636,408 for Mr. Puri, $3,201,126 and $494,984 for Ms. Shoquist, and $2,723,346 and $494,984 for Mr. Teter.
(2)As applicable, reflects amounts earned in Fiscal 2021, 2020, and 2019 and paid in March or April of each respective year pursuant to our Variable Cash Plan for each respective year. For further information please see our Compensation Discussion and Analysis above.
(3)Represents a match of contributions to our 401(k) savings plan, a contribution to a health savings account and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2021, the match of contributions for our 401(k) savings plan was $6,500 for Mr. Huang and $7,000 for Mr. Puri. For Fiscal 2021 the match of contributions to a health savings account was $2,500 for Mr. Huang and $1,250 for Mr. Puri. For Fiscal 2021 imputed income from life insurance coverage was $10,266 for Mr. Huang and $25,138 for Mr. Puri.
(4)Represents a match of contributions to our 401(k) savings plan and imputed income from life insurance coverage. These benefits are available to all eligible NVIDIA employees. For Fiscal 2021, the match of contributions for our 401(k) savings plan was $7,000 for Ms. Kress, $6,500 for Ms. Shoquist and $7,000 for Mr. Teter. For Fiscal 2021 imputed income from life insurance coverage was $2,731 for Ms. Kress, $15,081 for Ms. Shoquist and $2,921 for Mr. Teter.
(5)Represents an anniversary bonus paid in Fiscal 2018 that was earned in Fiscal 2019.

Grants of Plan-Based Awards for Fiscal 2021
The following table provides information regarding all grants of plan-based awards that were made to or earned by our NEOs during Fiscal 2021. Disclosure on a separate line item is provided for each grant of an award made to an NEO. The information in this table supplements the dollar value of stock and other awards set forth in the Summary Compensation Table for Fiscal Years 2021, 2020, and 2019 by providing additional details about the awards. The PSUs and RSUs set forth in the following table were made under our 2007 Plan. PSUs are eligible to vest based on performance against pre-established criteria. Both SY PSUs and RSUs are subject to service-based vesting.

Name	Grant Date		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jen-Hsun Huang	3/9/20	(3)		—		19,363	38,727	58,090	—		9,406,014	(4)
	3/9/20	(5)		—		9,681	19,363	29,044	—		5,873,766
	3/9/20		750,000	1,500,000	3,000,000		—		—		—
Colette M. Kress	3/9/20	(3)		—		7,242	14,484	28,968	—		3,517,874	(4)
	3/9/20	(5)		—		658	1,317	2,634	—		519,319
	3/9/20			—			—		10,534	(6)	2,558,498
	3/9/20		150,000	300,000	600,000		—		—		—
Ajay K. Puri	3/9/20	(3)		—		6,816	13,632	27,264	—		3,310,940	(4)
	3/9/20	(5)		—		620	1,240	2,480	—		488,957
	3/9/20			—			—		9,915	(6)	2,408,155
	3/9/20		325,000	650,000	1,300,000		—		—		—
Debora Shoquist	3/9/20	(3)		—		6,283	12,567	25,134	—		3,052,273	(4)
	3/9/20	(5)		—		571	1,143	2,286	—		450,708
	3/9/20			—			—		9,140	(6)	2,219,923
	3/9/20		125,000	250,000	500,000		—		—		—
Timothy S. Teter	3/9/20	(3)		—		4,153	8,307	16,614	—		2,017,604	(4)
	3/9/20	(5)		—		378	756	1,512	—		298,106
	3/9/20			—			—		6,042	(6)	1,467,481
	3/9/20		125,000	250,000	500,000		—		—		—
(1)Represents range of awards payable under our Fiscal 2021 Variable Cash Plan.
(2)Amounts shown in this column do not reflect dollar amounts actually received by the NEO. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 4 to our consolidated financial statements titled Stock-Based Compensation in our Form 10-K. With regard to the stock awards with performance-based vesting conditions, the reported grant date fair value assumes the probable outcome of the conditions at Base Operating Plan for SY PSUs and Target for MY PSUs, determined in accordance with applicable accounting standards.
(3)Represents range of possible shares able to be earned with respect to SY PSUs.
(4)Based on the performance that was actually achieved for Fiscal 2021, the grant date fair value for the NEOs’ SY PSUs would be: $14,108,899 for Mr. Huang, $7,035,748 for Ms. Kress, $6,621,880 for Mr. Puri, $6,104,546 for Ms. Shoquist, and $4,035,208 for Mr. Teter.
(5)Represents range of possible shares able to be earned with respect to MY PSUs.
(6)Represents RSUs granted to Messrs. Puri and Teter and Mses. Kress and Shoquist in the first quarter of Fiscal 2021 pursuant to the 2007 Plan. The CC granted these awards on March 9, 2020, the same day that annual grants were made to all of our eligible employees.

Outstanding Equity Awards as of January 31, 2021
The following table presents information regarding outstanding equity awards held by our NEOs as of January 31, 2021.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested ($) (2)
Jen-Hsun Huang	50,000	—	17.62	3/17/2021	—		—	—		—
	250,000	—	14.465	9/20/2021	—		—	—		—
	300,000	—	14.46	3/20/2022	—		—	—		—
	300,000	—	13.71	9/18/2022	—		—	—		—
	237,500	—	12.62	3/19/2023	—		—	—		—
	237,500	—	16.00	9/17/2023	—		—	—		—
	—	—	—	—	6,329	(3)	3,288,485	—		—
	—	—	—	—	8,707	(4)	4,524,070	—		—
	—	—	—	—	24,407	(5)	12,681,633	—		—
	—	—	—	—	23,100	(6)	12,002,529	—		—
	—	—	—	—	58,090	(7)	30,182,983	—		—
	—	—	—	—	—		—	33,000	(8)	17,146,470
	—	—	—	—	—		—	29,044	(9)	15,090,972
Colette M. Kress	—	—	—	—	375	(10)	194,846	—		—
	—	—	—	—	2,438	(3)	1,266,760	—		—
	—	—	—	—	694	(11)	360,595	—		—
	—	—	—	—	2,528	(4)	1,313,524	—		—
	—	—	—	—	868	(12)	451,004	—		—
	—	—	—	—	1,068	(13)	554,922	—		—
	—	—	—	—	7,100	(5)	3,689,089	—		—
	—	—	—	—	4,444	(14)	2,309,058	—		—
	—	—	—	—	10,534	(15)	5,473,361	—		—
	—	—	—	—	1,800	(6)	935,262	—		—
	—	—	—	—	28,968	(7)	15,051,483	—		—
	—	—	—	—	—		—	2,600	(8)	1,350,934
	—	—	—	—	—		—	2,634	(9)	1,368,600
Ajay K. Puri	—	—	—	—	391	(10)	203,160	—		—
	—	—	—	—	2,500	(3)	1,298,975	—		—
	—	—	—	—	722	(11)	375,144	—		—
	—	—	—	—	2,585	(4)	1,343,140	—		—
	—	—	—	—	907	(12)	471,268	—		—
	—	—	—	—	1,116	(13)	579,862	—		—
	—	—	—	—	7,267	(5)	3,775,861	—		—
	—	—	—	—	4,669	(14)	2,425,966	—		—
	—	—	—	—	9,915	(15)	5,151,735	—		—
	—	—	—	—	1,800	(6)	935,262	—		—
	—	—	—	—	27,264	(7)	14,166,102	—		—
	—	—	—	—	—		—	2,600	(8)	1,350,934
	—	—	—	—	—		—	2,480	(9)	1,288,583
Debora Shoquist	—	—	—	—	266	(10)	138,211	—		—
	—	—	—	—	1,813	(3)	942,017	—		—
	—	—	—	—	497	(11)	258,236	—		—
	—	—	—	—	1,882	(4)	977,868	—		—
	—	—	—	—	610	(12)	316,950	—		—

Debora Shoquist (con’t)	—	—	—	—	749	(13)	389,173	—		—
	—	—	—	—	5,270	(5)	2,738,239	—		—
	—	—	—	—	3,094	(14)	1,607,611	—		—
	—	—	—	—	9,140	(15)	4,749,053	—		—
	—	—	—	—	1,400	(6)	727,426	—		—
	—	—	—	—	25,134	(7)	13,059,375	—		—
	—	—	—	—	—		—	2,000	(8)	1,039,180
	—	—	—	—	—		—	2,286	(9)	1,187,783
Timothy S. Teter	—	—	—	—	3,044	(10)	1,581,632	—		—
	—	—	—	—	407	(12)	211,473	—		—
	—	—	—	—	1,601	(4)	831,864	—		—
	—	—	—	—	499	(13)	259,275	—		—
	—	—	—	—	2,082	(14)	1,081,786	—		—
	—	—	—	—	4,438	(5)	2,305,940	—		—
	—	—	—	—	6,042	(15)	3,139,363	—		—
	—	—	—	—	1,400	(6)	727,426	—		—
	—	—	—	—	16,614	(7)	8,632,468	—		—
	—	—	—	—	—		—	2,000	(8)	1,039,180
	—	—	—	—	—		—	1,512	(9)	785,620
(1)Unless otherwise noted, represents the closing price of our common stock as reported by Nasdaq on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.
(2)Calculated by multiplying the number of RSUs or PSUs by the closing price ($519.59) of NVIDIA’s common stock on January 29, 2021, the last trading day before the end of our Fiscal 2021, as reported by Nasdaq.
(3)The RSU was earned on January 28, 2018, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 21, 2018, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 17, 2021.
(4)The RSU was earned on January 27, 2019, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 20, 2019, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 16, 2022.
(5)The RSU was earned on January 26, 2020, based on achievement of a performance goal. The RSU vested as to 25% of the shares on March 18, 2020, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 15, 2023.
(6)The RSU was earned on January 31, 2021, based on achievement of a performance goal. The RSU vested as to 100% of the shares on March 17, 2021.
(7)Represents the number of shares subject to the RSU that became eligible to vest, determined as of January 31, 2021, based on achieving Stretch performance goals. The RSU vested as to 25% of the shares on March 17, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 20, 2024.
(8)Represents the possible number of shares that could be earned based on achieving Stretch performance goals. The number of PSUs that could be earned is based on our TSR relative to the S&P 500 from January 28, 2019 through January 30, 2022. If the performance goal is achieved, the shares earned will vest as to 100% on March 16, 2022. If the Threshold performance goal is achieved, 5,500 shares will be earned by Mr. Huang, 325 shares will be earned by Ms. Kress, 325 shares will be earned by Mr. Puri, 250 shares will be earned by Ms. Shoquist, and 250 shares will be earned by Mr. Teter. If the Target performance goal is achieved, 22,000 shares will be earned by Mr. Huang, 1,300 shares will be earned by Ms. Kress, 1,300 shares will be earned by Mr. Puri, 1,000 shares will be earned by Ms. Shoquist, and 1,000 shares will be earned by Mr. Teter.
(9)Represents the possible number of shares that could be earned based on achieving Stretch performance goals. The number of PSUs that could be earned is based on our TSR relative to the S&P 500 from January 26, 2020 through January 29, 2023. If the performance goal is achieved, the shares earned will vest as to 100% on March 15, 2023. If the Threshold performance goal is achieved, 9,681 shares will be earned by Mr. Huang, 658 shares will be earned by Ms. Kress, 620 shares will be earned by Mr. Puri, 571 shares will be earned by Ms. Shoquist, and 378 shares will be earned by Mr. Teter. If the Target performance goal is achieved, 19,363 shares will be earned by Mr. Huang, 1,317 shares will be earned by Ms. Kress, 1,240 shares will be earned by Mr. Puri, 1,143 shares will be earned by Ms. Shoquist, and 756 shares will be earned by Mr. Teter.
(10)The RSU vested as to 25% on March 21, 2018, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 17, 2021.
(11)The RSU vested as to 25% on September 19, 2018, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on September 15, 2021.
(12)The RSU vested as to 25% on March 20, 2019, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 16, 2022.
(13)The RSU vested as to 25% on September 18, 2019, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on September 21, 2022.
(14)The RSU vested as to 25% on March 18, 2020, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 15, 2023.
(15)The RSU vested as to 25% on March 17, 2021, and vests as to 6.25% approximately every three months thereafter over the next three years such that the RSU will be fully vested on March 20, 2024.

Option Exercises and Stock Vested in Fiscal 2021
The following table shows information regarding option exercises and stock vested by our NEOs during Fiscal 2021.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)		Value Realized on Vesting ($) (2)
Jen-Hsun Huang	450,000	214,949,729	137,134	(3)	36,209,653
Colette M. Kress	—	—	46,918	(4)	13,866,745
Ajay K. Puri	—	—	48,363	(5)	14,296,188
Debora Shoquist	—	—	33,838	(6)	10,037,280
Timothy S. Teter	—	—	19,135	(7)	7,183,476
(1)Represents the gross number of shares acquired on vesting. Shares were withheld from these amounts to pay taxes due upon vesting.
(2)Represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by Nasdaq on the date of vesting.
(3)Includes an aggregate of 67,854 shares that were withheld to pay taxes due upon vesting.
(4)Includes an aggregate of 22,702 shares that were withheld to pay taxes due upon vesting.
(5)Includes an aggregate of 23,607 shares that were withheld to pay taxes due upon vesting.
(6)Includes an aggregate of 16,190 shares that were withheld to pay taxes due upon vesting.
(7)Includes an aggregate of 9,736 shares that were withheld to pay taxes due upon vesting.
Employment, Severance and Change-in-Control Arrangements
Employment Agreements.    Our executive officers are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers.
Change-in-Control Arrangements.  Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

Potential Payments Upon Termination or Change-in-Control
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested RSUs and PSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Arrangements—Change-in-Control Arrangements. The table below shows our estimates of the amount of the benefit each of our NEOs would have received if the unvested RSUs and PSUs held by them as of January 31, 2021 had become fully vested as a result of a change-in-control, calculated by multiplying the number of unvested RSUs and PSUs held by the applicable NEO by the $519.59 closing price of our common stock on January 29, 2021.

Name	Unvested RSUs and PSUs at January 31, 2021 (#) (1)	Total Estimated Benefit ($) (1)
Jen-Hsun Huang	134,933	70,109,837
Colette M. Kress	48,050	24,966,300
Ajay K. Puri	47,144	24,495,551
Debora Shoquist	38,731	20,124,240
Timothy S. Teter	28,876	15,003,681
(1) With respect to unvested PSUs, the amounts in these columns assume performance at Base Operating Plan (with respect to SY PSUs granted in Fiscal 2021) and Target (with respect to MY PSUs granted in Fiscal 2019, Fiscal 2020, and Fiscal 2021) in accordance with SEC rules. The two tables below reflect the actual numbers of the SY PSUs granted in Fiscal 2021 and MY PSUs granted in Fiscal 2019 that would be eligible to vest, based on our performance during the relevant performance period for such awards, as certified by our CC shortly after the end of Fiscal 2021. The values of the estimated and actual SY PSUs and MY PSUs in the tables below were calculated by multiplying the applicable number of SY PSUs and MY PSUs held by each respective NEO and listed below, by the $519.59 closing price of our common stock on January 29, 2021.
SY PSUs granted in Fiscal 2021 - Actual Achievement (versus Base Operating Performance)

Name	Estimated SY PSUs Granted in Fiscal 2021 at Base Operating Plan Performance (#)	Value of Estimated SY PSUs Granted in Fiscal 2021 at Base Operating Plan Performance ($)	Actual SY PSUs Granted in Fiscal 2021 Eligible to Vest (#)	Value of Actual SY PSUs Granted in Fiscal 2021 Eligible to Vest ($)
Jen-Hsun Huang	38,727	20,122,162	58,090	30,182,983
Colette M. Kress	14,484	7,525,742	28,968	15,051,483
Ajay K. Puri	13,632	7,083,051	27,264	14,166,102
Debora Shoquist	12,567	6,529,688	25,134	13,059,375
Timothy S. Teter	8,307	4,316,234	16,614	8,632,468
MY PSUs granted in Fiscal 2019 - Actual Achievement (versus Target Performance)

Name	Estimated MY PSUs Granted in Fiscal 2019 at Target Performance (#)	Value of Estimated MY PSUs Granted in Fiscal 2019 at Target Performance ($)	Actual MY PSUs Granted in Fiscal 2019 Eligible to Vest (#)	Value of Actual MY PSUs Granted in Fiscal 2019 Eligible to Vest ($)
Jen-Hsun Huang	15,400	8,001,686	23,100	12,002,529
Colette M. Kress	900	467,631	1,800	935,262
Ajay K. Puri	900	467,631	1,800	935,262
Debora Shoquist	700	363,713	1,400	727,426
Timothy S. Teter	700	363,713	1,400	727,426

The actual number of MY PSUs granted in Fiscal 2020 that will become eligible to vest will be determinable after January 30, 2022, the ending date of the three year measurement period for MY PSUs.
The actual number of MY PSUs granted in Fiscal 2021 that will become eligible to vest will be determinable after January 29, 2023, the ending date of the three year measurement period for MY PSUs.

Pay Ratio
In accordance with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we determined the ratio of: (a) the annual total compensation of our CEO, to (b) the median of the annual total compensation of all our employees, except for our CEO, both calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
To determine the median of the annual total compensation of all of our employees, except for our CEO, for Fiscal 2021, we used a consistently applied compensation measure which aggregated, for each employee employed by us on the last business day of Fiscal 2021, or January 29, 2021: (i) target base salary as of January 29, 2021 (annualized for permanent employees who were employed by us for less than the entire fiscal year), (ii) variable cash earned during Fiscal 2021, and (iii) aggregate full grant date fair value of equity awards granted during Fiscal 2021, calculated in accordance with FASB ASC Topic 718 and assuming the probable outcome of the conditions at Base Operating Plan for performance-based awards. Compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on January 29, 2021.
After applying the methodology described above, we determined the identity of our median employee for Fiscal 2021, whose compensation for Fiscal 2021 was $215,930. Our CEO’s compensation for Fiscal 2021 was $19,316,401. Therefore, our Fiscal 2021 CEO to median employee pay ratio was 89:1.
This pay ratio represents our reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and applicable guidance, which provide significant flexibility in how companies identify the median employee. Each company may use a different methodology and make different assumptions. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, stockholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow stockholders to better understand and assess each particular company’s compensation practices and pay ratio disclosures. Neither the CC nor our management used our Fiscal 2021 CEO to median employee pay ratio in making compensation decisions.
Compensation Committee Interlocks and Insider Participation
At the beginning of Fiscal 2021, the CC initially consisted of Messrs. Burgess, Coxe, Jones, and Seawell and Dr. Drell. After the 2020 Meeting, the CC became composed of Messrs. Burgess, Coxe, and Jones and Dr. Drell. No member of the CC is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or CC.
Compensation Committee Report
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 31, 2021 and in this proxy statement.
Compensation Committee
Robert K. Burgess
Tench Coxe
Persis S. Drell
Harvey C. Jones

Proposal 3—Ratification of the Selection of Independent Registered Public Accounting Firm for Fiscal 2022

What am I voting on? Ratification of the selection of PwC as our independent registered public accounting firm for Fiscal 2022.
Vote required: A majority of the shares present or represented by proxy.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: None (because this is a routine proposal, there are no broker non-votes).

The AC has selected PwC, which has audited our financial statements annually since 2004, to serve as our independent registered public accounting firm for Fiscal 2022. Our lead audit partner at PwC serves no more than five consecutive years in that role. Stockholder ratification of the AC’s selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the AC will reconsider whether or not to retain PwC. Even if the selection is ratified, the AC in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders. The AC believes it is in the best interests of NVIDIA and our stockholders to retain PwC.
We expect that a representative of PwC will attend the 2021 Meeting. The PwC representative will have an opportunity to make a statement at the 2021 Meeting if he or she so desires and will also be available to respond to appropriate stockholder questions.
Recommendation of the Board
The Board recommends that you vote FOR the ratification of the selection of PwC as our independent registered accounting firm for our fiscal year ending January 30, 2022.

Fees Billed by the Independent Registered Public Accounting Firm
The following is a summary of fees billed by PwC for Fiscal 2021 and 2020 for audit, tax and other professional services during each fiscal year:

	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$6,283,381	$5,028,120
Tax Fees (2)	609,281	208,062
All Other Fees (3)	7,200	4,500
Total Fees	$6,899,862	$5,240,682
(1)Audit fees include fees for the audit of our consolidated financial statements, including business combination activities during the year, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents, review of an SEC filing for public debt financing and related comfort letter, and fees related to statutory audits of some of our international entities.
(2)Tax fees consisted of fees for tax compliance and consultation services.
(3)All other fees consisted of fees for products or services other than those included above, including payment to PwC related to the use of accounting research software and an industry report.
All of the services provided for Fiscal 2021 and 2020 described above were pre-approved by the AC or the Chairperson of the AC through the authority granted to him by the AC, which is described below. Our AC determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.
Pre-Approval Policies and Procedures
The AC has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the AC’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full AC provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the AC has delegated power to Mr. McCaffery, the Chairperson of our AC, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the AC. Mr. McCaffery then communicates such pre-approval to the full AC at its next meeting.

Report of the Audit Committee of the Board of Directors
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.
The Audit Committee, or AC, oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The AC reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.
Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for Fiscal 2021, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 31, 2021. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the AC under applicable standards. The AC oversees these processes. Also, the AC has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The AC approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.
NVIDIA has an internal audit function that reports to the AC. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The AC approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.
The AC members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The AC does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The AC relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.
In this context, the AC reviewed and discussed the audited consolidated financial statements for Fiscal 2021 with management and our internal control over financial reporting with management and PwC. Specifically, the AC discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the AC concerning independence. The AC also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.
Based on the AC’s review and discussions, the AC recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 31, 2021.

AUDIT COMMITTEE

Dawn Hudson
Michael G. McCaffery
Mark L. Perry
A. Brooke Seawell
Mark A. Stevens

Proposal 4—Approval of an Amendment to our Amended and Restated
Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock
from 2 Billion Shares to 4 Billion Shares

What am I voting on? Approval of an amendment to our Charter to increase the number of authorized shares of common stock from 2 billion shares to 4 billion shares.
Vote required: A majority of the shares outstanding.
Effect of abstentions: Same as a vote AGAINST.
Effect of broker non-votes: Same as a vote AGAINST.

For purposes of this Proposal 4, the term “Proposed Amendment” refers to an amendment and restatement of our Charter.
Description of the Proposed Amendment
Our Charter currently authorizes the issuance of up to two billion shares of common stock, par value $0.001 per share, and two million shares of preferred stock, par value $0.001 per share.
On April 7, 2021, our Board adopted resolutions approving an amendment to the Charter to increase the number of authorized shares of common stock from two billion shares to four billion shares. Our Board is recommending the proposed increase in the number of authorized shares of common stock to provide adequate shares of common stock for general corporate purposes, as further described below. The Board determined that the Proposed Amendment is advisable and in the best interests of the Company and directed that the proposed Amendment be submitted for adoption and approval by stockholders at the Meeting.
The full text of the Proposed Amendment is set forth in Appendix A to this Proxy Statement. The Proposed Amendment would not affect the number of authorized shares of preferred stock. Currently, there are no shares of preferred stock issued and outstanding.
Purposes and Effect of the Proposed Amendment and Effect of Stockholder Approval
As of April 5, 2021, we have 622,383,615 shares of common stock outstanding and the number of authorized shares of our common stock is two billion. Following the filing of the Proposed Amendment, the number of authorized shares of our common stock will be increased to four billion.
If our stockholders adopt and approve the Proposed Amendment, the Proposed Amendment will become effective on the date that it is filed with the Secretary of State of the State of Delaware. If the Proposed Amendment is adopted and approved by the stockholders, the Company currently anticipates filing the Proposed Amendment with the Secretary of State of the State of Delaware on or around June 4, 2021. If the Proposed Amendment is not adopted and approved by the stockholders or is subsequently abandoned by the Board, the Proposed Amendment will not be filed with the Secretary of State of the State of Delaware and our authorized number of shares of common stock will remain at two billion. Further, if the Board subsequently determines not to proceed with the filing of the Proposed Amendment, it will not be filed with the Secretary of State of the State of Delaware even if it is approved by stockholders.
As a general matter, the increase in our authorized but unissued shares of common stock as a result of the Proposed Amendment would enable the Board to issue additional shares of common stock in its discretion from time to time for general corporate purposes, including, but not limited to, expanding our business through mergers and acquisitions, including shares we would be obligated to issue in connection with the pending acquisition of Arm Limited; stock dividends and/or stock splits; providing equity incentives to employees, officers or directors; and the raising of additional capital. Such issuances would occur without further action or approval of our stockholders and would be subject to and limited by any rules or listing requirements of Nasdaq or of any other applicable rules or regulations. Except for shares of common stock reserved for grant(s) pursuant to our equity compensation plans, the Company does not currently have any other plans, agreements, commitments or understandings with respect to the issuance of the additional shares (or the currently authorized but unissued shares) of common stock, nor does the Company currently have any plans, arrangements, commitments or understandings with respect to the issuance of any shares of preferred stock.
Failure by the stockholders to approve the Proposed Amendment would reduce the ability of the Board to take the potential future actions to issue additional common stock discussed above.

Any additional authorized shares of common stock, if and when issued, would be part of our existing class of common stock, and would have the same rights and privileges as the currently outstanding shares of common stock. The holders of common stock are not entitled to preemptive rights or cumulative voting.
Effective Date of Proposed Amendment
If the Proposed Amendment is adopted by the required vote of stockholders, it will become effective on the date the Proposed Amendment is filed with the Secretary of State of the State of Delaware, which we anticipate will be on or around June 4, 2021.
Reservation of Right to Abandon Proposed Amendment
Our Board reserves the right to not proceed with the Proposed Amendment and to abandon the Proposed Amendment without further action by our stockholders at any time before the effectiveness of the filing of the Proposed Amendment with the Secretary of State of the State of Delaware, even if the Proposed Amendment is adopted and approved by our stockholders at the Meeting. By voting in favor of the Proposed Amendment, you are expressly also authorizing our Board to delay, not proceed with, and abandon, the Proposed Amendment if it should so decide, in its sole discretion, that such action is in the best interests of our Company and its stockholders. If the Board elects to abandon the Proposed Amendment, the number of authorized shares of common stock will remain at two billion.
Recommendation of the Board
The Board recommends that you vote FOR the approval of the Proposed Amendment to increase the number of authorized shares of common stock from two billion shares to four billion shares.

Equity Compensation Plan Information
The number of shares issuable upon exercise of outstanding stock options, RSUs, and PSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 31, 2021 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights ($) (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	2,382,757		14.40	(2)	96,439,470	(3)
Equity compensation plans not approved by security holders	—	(4)	—		—
Total	2,382,757		14.40	(2)	96,439,470	(3)
(1)This row includes our 2007 Plan and our 2012 ESPP. Under our 2012 ESPP, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, the number of shares to be issued upon exercise of outstanding rights under our 2012 ESPP as of January 31, 2021 is not determinable.
(2)Represents the weighted-average exercise price of outstanding stock options only.
(3)As of January 31, 2021, the number of shares that remained available for future issuance under the 2007 Plan was 36,958,118, and the number of shares that remained available for future issuance under the 2012 ESPP was 59,481,352, of which up to a maximum of 54,723,000 shares may be purchased under the 2012 ESPP in the current purchase period which runs until August 31, 2021.
(4)Excludes RSUs assumed by NVIDIA in connection with mergers and acquisitions. As of January 31, 2021, a total of 49,106 shares were issuable upon the vesting of such RSUs. Such RSUs have no exercise price. No additional awards were or may be granted by NVIDIA under the plans pursuant to which such RSUs were originally granted.

Additional Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to individuals who were, during Fiscal 2021, our executive officers, directors and greater than 10% beneficial owners were complied with, except for our Chief Accounting Officer, Donald Robertson, who filed one late Form 4 pertaining to one transaction, Mr. Neal who filed one late Form 4 pertaining to six transactions, and Mr. Stevens who filed one late Form 5 pertaining to two transactions.

Other Matters
The Board knows of no other matters that will be presented for consideration at the 2021 Meeting. If any other matters are properly brought before the 2021 Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Timothy S. Teter
Secretary

April , 2021
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2021 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2021 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2788 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95051 OR TO SHAREHOLDERMEETING@NVIDIA.COM. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE ANNUAL REPORT ON FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A
NVIDIA Corporation Amendment to Certificate of Incorporation
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NVIDIA CORPORATION
(a Delaware corporation)
NVIDIA Corporation, a Delaware corporation (the “Corporation”), does hereby certify:
First: The name of the Corporation is NVIDIA Corporation.
Second: The date on which the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 24, 1998 under the name of NVIDIA Delaware Corporation.
Third: The Board of Directors of the Corporation, acting in accordance with Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend Paragraph A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on February 1, 1999, and any amendments thereto (the “Amended and Restated Certificate of Incorporation”), to read in its entirety as follows:
“A. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Four Billion Two Million (4,002,000,000) shares. Four Billion (4,000,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Two Million (2,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001).
The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.”
Fourth: Thereafter pursuant to a resolution of the Board of Directors this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
Fifth: This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.
Sixth: All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

A-1

In Witness Whereof, NVIDIA Corporation has caused this Certificate of Amendment to be signed by its Executive Vice President and Chief Financial Officer and attested to by its Secretary in Santa Clara, California on this day of , 2021.

NVIDIA Corporation

By:
Colette M. Kress Executive Vice President and Chief Financial Officer
Attest:
By: ________________________________________
Timothy S. Teter
Secretary
A-2

NVIDIA
INVESTOR RELATIONS
2788 SAN TOMAS EXPRESSWAY
SANTA CLARA, CA 95051

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Daylight Time on June 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NVIDIA2021**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Daylight Time on June 2, 2021. Have your proxy card in hand when you call and then follow the instructions. There is **NO CHARGE** for this call.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D46875-P49020 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:	**For**	**Withhold**	**Abstain**
1a. Robert K. Burgess	☐	☐	☐
1b. Tench Coxe	☐	☐	☐
1c. John O. Dabiri	☐	☐	☐
1d. Persis S. Drell	☐	☐	☐
1e. Jen-Hsun Huang	☐	☐	☐
1f. Dawn Hudson	☐	☐	☐
1g. Harvey C. Jones	☐	☐	☐
1h. Michael G. McCaffery	☐	☐	☐
1i. Stephen C. Neal	☐	☐	☐
1j. Mark L. Perry	☐	☐	☐
1k. A. Brooke Seawell	☐	☐	☐
1l. Aarti Shah	☐	☐	☐
1m. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4:

NOTE: In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Review, Notice of Annual Meeting, Proxy Statement and Form 10-K are available at www.proxyvote.com.

D46876-P49020

NVIDIA CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

June 3, 2021

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and Timothy S. Teter (the "Proxies"), or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2021 Annual Meeting of Stockholders to be held at 11:00 a.m., Pacific Daylight Time on June 3, 2021, at *www.virtualshareholdermeeting.com/NVIDIA2021*, and any adjournment or postponement thereof.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side